                _____________________________________________________


                  AMERICAN MUTUAL AFFORDABLE HOUSING PARTNERS, L.P.

                _____________________________________________________



                            AMENDED AND RESTATED AGREEMENT

                                OF LIMITED PARTNERSHIP












                            Dated as of September 1, 1995





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                  AMERICAN MUTUAL AFFORDABLE HOUSING PARTNERS, L.P.

                                  TABLE OF CONTENTS
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                                                                            Page
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SECTION 1.  NAME AND BUSINESS. . . . . . . . . . . . . . . . . . . . . . .    5
            1.1    Name; Continuation. . . . . . . . . . . . . . . . . . .    5
            1.2    Offices and Registered Agent. . . . . . . . . . . . . .    5
            1.3    Names and Addresses of Partners . . . . . . . . . . . .    6
            1.4    Purpose . . . . . . . . . . . . . . . . . . . . . . . .    6
            1.5    Term and Dissolution. . . . . . . . . . . . . . . . . .    6

SECTION 2.  DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . .    6
            2.1    Definitions . . . . . . . . . . . . . . . . . . . . . .    6
            2.2    Cross References. . . . . . . . . . . . . . . . . . . .   14

SECTION 3.  CAPITAL CONTRIBUTIONS AND ADMISSION OF LIMITED PARTNERS. . . .   15
            3.1    Contribution of General Partner . . . . . . . . . . . .   15
            3.2    Withdrawal of Original Limited Partner;
                    Admission of Investor Limited Partners . . . . . . . .   15
            3.3    Contribution of Investor Limited Partners . . . . . . .   16
            3.4    No Pledge or Assignment of Proceeds by
                    General Partner. . . . . . . . . . . . . . . . . . . .   18
            3.5    Defaults. . . . . . . . . . . . . . . . . . . . . . . .   18
            3.6    Capital Accounts. . . . . . . . . . . . . . . . . . . .   19
            3.7    Interest; Return of Capital . . . . . . . . . . . . . .   19
            3.8    Special Rights of Limited Partners. . . . . . . . . . .   19
            3.9    Meetings. . . . . . . . . . . . . . . . . . . . . . . .   20
            3.10   Redemption of Partnership Interests . . . . . . . . . .   20

SECTION 4.  PROFITS AND LOSSES; DISTRIBUTIONS; CAPITAL ACCOUNTS. . . . . .   20
            4.1    Profits, Losses and Tax Credits . . . . . . . . . . . .   20
            4.2    Cash Distributions Prior to Dissolution . . . . . . . .   23
            4.3    Termination Distributions . . . . . . . . . . . . . . .   23
            4.4    Special Provisions. . . . . . . . . . . . . . . . . . .   24

SECTION 5.  RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER . . . . . . .   27
            5.1    Business Management; Tax Matters Partner. . . . . . . .   27
            5.2    Powers  . . . . . . . . . . . . . . . . . . . . . . . .   28
            5.3    Restrictions on Authority; Additional Obligations . . .   30
            5.4    Duties and Obligations of the General
                    Partner. . . . . . . . . . . . . . . . . . . . . . . .   32
            5.5    Duties and Obligations with respect to
                    Environmental Matters. . . . . . . . . . . . . . . . .   33
            5.6    Other Activities. . . . . . . . . . . . . . . . . . . .   34
            5.7    Distributions . . . . . . . . . . . . . . . . . . . . .   34

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            5.8    Certain Payments. . . . . . . . . . . . . . . . . . . .   34
            5.9    Agreements With Operating Partnerships. . . . . . . . .   36
            5.10   Partnership Reserves and Payment of Expenses. . . . . .   37
            5.11   Limitation of Liability; Indemnification. . . . . . . .   38
            5.12   Affiliates. . . . . . . . . . . . . . . . . . . . . . .   39
            5.13   Borrowings. . . . . . . . . . . . . . . . . . . . . . .   39
            5.14   Delegation of General Partner Authority . . . . . . . .   40
            5.15   Execution of Instruments. . . . . . . . . . . . . . . .   40
            5.16   Purchase of Certain Operating Partnership
                    Interests. . . . . . . . . . . . . . . . . . . . . . .   41

SECTION 6.  RIGHTS AND LIABILITIES OF LIMITED PARTNERS . . . . . . . . . .   41
            6.1    Liability of Limited Partners . . . . . . . . . . . . .   41
            6.2    No Right to Manage, Dissolve or Partition . . . . . . .   41
            6.3    Priority. . . . . . . . . . . . . . . . . . . . . . . .   41
            6.4    Death or Disability of Limited Partner. . . . . . . . .   42

SECTION 7.  TRANSFERABILITY OF LIMITED PARTNER INTERESTS . . . . . . . . .   42
            7.1    Assignments . . . . . . . . . . . . . . . . . . . . . .   42
            7.2    Substituted Investor Limited Partners . . . . . . . . .   43
            7.3    Restrictions; Additional Limited Partners . . . . . . .   43

SECTION 8.  WITHDRAWAL OF A GENERAL PARTNER;
             DISPOSITION OF A GENERAL PARTNER'S INTEREST . . . . . . . . .   44
            8.1    Transfer and Withdrawal . . . . . . . . . . . . . . . .   44
            8.2    Obligation to Continue. . . . . . . . . . . . . . . . .   45
            8.3    Withdrawal of All General Partners. . . . . . . . . . .   45
            8.4    Interest of General Partner After Removal
                    or Withdrawal. . . . . . . . . . . . . . . . . . . . .   45
            8.5    Additional General Partners . . . . . . . . . . . . . .   45

SECTION 9.  BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC. . . . . . .   45
            9.1    Books and Records . . . . . . . . . . . . . . . . . . .   45
            9.2    Bank Accounts . . . . . . . . . . . . . . . . . . . . .   55
            9.3    Fiscal and Tax Year . . . . . . . . . . . . . . . . . .   46
            9.4    Accrual Basis . . . . . . . . . . . . . . . . . . . . .   46
            9.5    Accountants; Filing of Returns. . . . . . . . . . . . .   46
            9.6    Federal Income Tax Elections. . . . . . . . . . . . . .   46
            9.7    Special Basis Adjustments . . . . . . . . . . . . . . .   46
            9.8    Information to Partners . . . . . . . . . . . . . . . .   46

SECTION 10. POWER OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . .   47
            10.1   Power of Attorney . . . . . . . . . . . . . . . . . . .   47
            10.2   Duration of Power of Attorney . . . . . . . . . . . . .   48

SECTION 11. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .   48
            11.1   Notices . . . . . . . . . . . . . . . . . . . . . . . .   48
            11.2   Amendments. . . . . . . . . . . . . . . . . . . . . . .   49

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            11.3   Time of Admission . . . . . . . . . . . . . . . . . . .   49
            11.4   Entire Agreement. . . . . . . . . . . . . . . . . . . .   49
            11.5   Headings. . . . . . . . . . . . . . . . . . . . . . . .   49
            11.6   Separability Provision. . . . . . . . . . . . . . . . .   49
            11.7   Pronouns and Plurals. . . . . . . . . . . . . . . . . .   49
            11.8   Binding Agreement . . . . . . . . . . . . . . . . . . .   49
            11.9   Counterparts; Execution . . . . . . . . . . . . . . . .   50
            11.10  Governing Law . . . . . . . . . . . . . . . . . . . . .   50
            11.11  Delivery of Certificate
                    and Amendments . . . . . . . . . . . . . . . . . . . .   50
            11.12  Confidentiality . . . . . . . . . . . . . . . . . . . .   50



Schedule A - Names, Addresses and Capital Contributions  . . . . . . . . .   53

Exhibit A - Initial Projections. . . . . . . . . . . . . . . . . . . . . .

Exhibit B - Legal Descriptions of Property Sites . . . . . . . . . . . . .

Exhibit C - Title Insurance Requirements . . . . . . . . . . . . . . . . .   54

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                AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                          OF
                  AMERICAN MUTUAL AFFORDABLE HOUSING PARTNERS, L.P.


    THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is dated as of September 1, 1995 by and among GrA Partners Joint Venture, a Delaware general partnership (the "General Partner"), AmerUs Properties, Inc., an Iowa corporation (the "Original Limited Partner") and the Persons listed on Schedule A hereto (the "Investor Limited Partners").

                                Preliminary Statement

    American Mutual Affordable Housing Partners, L.P. (the "Partnership") was formed as a Delaware limited partnership pursuant to an Agreement of Limited Partnership dated as of July 1, 1995 (the "Original Agreement"), by and between the General Partner, as general partner, and the Original Limited Partner, as limited partner. A Certificate of Limited Partnership with respect to the Partnership dated as of July 27, 1995 (the "Original Certificate") was filed in the Filing Office on July 31, 1995. Defined terms used herein shall have the respective meanings given them in Section 2.1, in the Section cross-referenced opposite such term in Section 2.2 or in the Subscription Agreements.

    NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety, as follows:

SECTION 1.    NAME AND BUSINESS

    1.1 NAME; CONTINUATION. The business of the Partnership shall be conducted under the name "American Mutual Affordable Housing Partners, L.P." The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Uniform Act and upon the terms and conditions set forth in this Agreement. This Agreement completely restates, amends and supercedes the Original Agreement.

    1.2  OFFICES AND REGISTERED AGENT.

    (a) The registered office of the Partnership in the State is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal office of the Partnership is Suite 200W, 6000 Westown Parkway, West Des Moines, Iowa 50266-7711. The General Partner may at any time change the registered or principal office of the Partnership and shall promptly give notice thereof to the Limited Partners.

    (b) The name and address of the initial registered agent for service of process of the Partnership to be designated on the Certificate is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent for service of process of the Partnership may be changed from time to time by the General Partner in its sole and absolute discretion, subject to applicable law.

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    1.3  NAMES AND ADDRESSES OF PARTNERS.  The names and business addresses of the General Partner and the Investor Limited Partners are set forth on Schedule A.

    1.4 PURPOSE. The purpose of the Partnership is (i) to acquire the Intermediate Partnership Interests in and become a limited partner of the Intermediate Partnerships, which, in turn, are partners of the Operating Partnerships, each of which Operating Partnerships owns and operates a Property which has qualified for Tax Credits, and (ii) to hold, sell, dispose of and otherwise deal with the Intermediate Partnership Interests. The business of the Partnership shall include participation in such activities as are related or incidental to the above. The Partnership shall not engage in any other business or activity. The General Partner shall hold each of the Investor Limited Partners (and their Affiliates, partners, shareholders, directors, officers, employees, attorneys, agents, consultants or successors) (collectively with the Investor Limited Partners, the "Indemnitees") harmless from and against any loss, damage or liability (including any reasonable fees and expenses of counsel) that they (or any of them) may incur in connection with any claim arising as a result of business done or actions taken by the Partnership in contravention of the provisions of this Section 1.4.

    1.5 TERM AND DISSOLUTION. The Partnership shall continue in full force and effect until December 31, 2055, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon: (i) the sale or other disposition of all or substantially all of the assets of the Partnership;
(ii) the occurrence of any event as a result of which no General Partner remains unless the Partnership is continued pursuant to Section 8.3; (iii) the election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners (which Consent may be withheld in their sole discretion); (iv) the dissolution and liquidation of all the Intermediate Partnerships; (v) the occurrence of any event requiring such dissolution and liquidation pursuant to the Uniform Act; or (vi) the entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction.

    Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 8.3), the General Partner (or, for purposes of this paragraph, its trustees, receivers or successors) shall cause the cancellation of the Certificate, liquidate the Partnership's assets and apply and distribute the proceeds thereof in accordance with Section 4.3. Notwithstanding the foregoing, if during the liquidation the General Partner shall determine that an immediate sale of all of the Partnership's assets would be impermissible, impractical or would cause undue loss to the Partners, the General Partner may in its sole and absolute discretion defer (for up to two years after such dissolution) liquidation of any assets of the Partnership, except those necessary to satisfy the debts and obligations of the Partnership. Proceeds of such liquidation shall be distributed with reasonable promptness pursuant to the provisions of Article IV hereof.

SECTION 2.    DEFINED TERMS

    2.1 DEFINITIONS. For purposes of this Agreement the following terms shall have the meanings specified below (see Section 2.2 for certain terms defined elsewhere in this Agreement) or in the Subscription Agreements:

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    "Accountants" means Reznick, Fedder & Silverman of Baltimore, Maryland, or such other firm of independent certified public accountants as may be engaged by the General Partner with the Consent of the Limited Partners.

    "Affiliate" means as to any named Person (or as to every Partner if no Person is specifically named): (i) such Person or any member of his Immediate Family; (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of, any such Person or member of his Immediate Family; (iii) any Entity of which a majority of the voting interests is owned by any one or more of the Persons referred to in the preceding clauses (i) and
(ii); (iv) any officer, director, trustee, employee, stockholder (10% or more) or partner (or any Person serving in a similar capacity to any of the foregoing) of any Person referred to in the preceding clauses (i), (ii) and (iii); and (v) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, any Person referred to in any of the preceding clauses; provided that Orion, Polar and the Affiliates of each of them shall not be deemed Affiliates of the Partnership or any of its Affiliates.

    "Agreement" means this Amended and Restated Agreement of Limited Partnership (including all exhibits hereto), as amended from time to time.

    "AMLIC" shall mean American Mutual Life Insurance Company.

    "Capital Contribution" means the total value of cash contributed and agreed to be contributed to the Partnership by each Partner, as shown in Schedule A or as may be required under Section 6.1(b). Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

    "Capital Transaction" means the sale or other disposition by the Partnership of all or part of any Intermediate Partnership Interest, the sale or other disposition by an Intermediate Partnership of all or part of any Operating Partnership Interest, the sale or other disposition by an Operating Partnership of all or substantially all of its assets, the refinancing of any Mortgage or any other transaction affecting the Partnership, any Intermediate Partnership or any Operating Partnership which is not in the ordinary course of its business, except that the term "Capital Transaction" shall not include a Repurchase/Adjustor Event as set forth in Section 3.3(b).

    "Cash Available For Distribution" means (a) the sum of Cash Flow plus any amounts withdrawn from Reserves which the General Partner determines are not necessary for operations (but excluding amounts withdrawn from the Capital Reserve pursuant to Section 5.10(c)), minus (b) the sum of payment of Incentive Management Fees and payments to Reserves (other than payments to the Capital Reserve).

    "Cash Flow" means with respect to any period (a) all cash receipts of the Partnership from the Intermediate Partnerships (other than proceeds from a Capital Transaction) or other miscellaneous sources (including, without limitation, interest on Temporary Investments), minus (b) all amounts expended to pay for the costs and expenses of the Partnership (except for (i) the costs and expenses of the Partnership in connection with a Capital Transaction,
(ii) the payments referred to in Section 5.8 and (iii) payments to Reserves).

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    "Certificate" or "Certificate of Limited Partnership" means the Original
Certificate referred to in the Preliminary Statement as filed with the Filing Office, as amended from time to time.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the Regulations issued thereunder. References herein to any Code section shall include any successor provisions.

    "Completion Date" means, with respect to any Property or any building therein, the earliest date upon which such Property or building (a) may be legally occupied by tenants under applicable local laws, rules or regulations, as evidenced by issuance of temporary or permanent certificate(s) of occupancy or comparable approvals if available under local law, (b) has had all roads necessary for the full utilization thereof either completed or the necessary rights of way therefor have been acquired by the appropriate Governmental Authority and (c) is held out by the Operating Partnership for occupancy by tenants.

    "Compliance Period" means the "compliance period" defined in Section 42 of the Code.

    "Consent of the Limited Partners" means the written consent or approval of Investor Limited Partners owning in the aggregate more than 50% (or equal to or greater than some higher percentage, if a higher percentage is required under this Agreement) of the Interests owned by all Investor Limited Partners as set forth on Schedule A, including Investor Limited Partners which are Affiliates of the General Partner but without taking into account any Interests held by Defaulting Limited Partners (except as provided in Section 3.5). For this purpose, consent or approval of a particular Investor Limited Partner with respect to any matter shall be deemed to have been received if (a) written consent or approval from such Investor Limited Partner has been received by the Partnership or (b) written response from such Investor Limited Partner has not been received by the Partnership within 30 days following the dispatch (by nationally recognized overnight courier service or by certified mail, fee or postage prepaid) by the General Partner and receipt by such Investor Limited Partner of a written notice requesting such consent or approval which notice shall state the circumstances as set forth in this paragraph under which failure to respond will constitute receipt of consent, the time frame within which response is required and the consequences of failure to respond.

    "Deferrable Portion" means, with respect to any Property, a fraction the numerator of which is the total Tax Credits projected in the Initial Projections to be allocable to the Partnership ("Projected Credit") from the applicable Intermediate Partnership with respect to the Operating Partnership which owns such Property and the denominator of which is the Projected Credit from all Intermediate Partnerships with respect to all Operating Partnerships; provided that, for purposes of the Second Installment (referred to in Section 3.3(a)(2)), in determining the Deferrable Portion with respect to any Property which has not reached its Completion Date on or before January 15, 1996, if at least 75% of the individual buildings comprising such Property have then reached their Completion Date, the Deferrable Portion will be decreased with respect to such Property by a fraction, the numerator of which is the Projected Credit from the completed apartment units contained in such buildings and the denominator of which is the total Projected Credit from such Property.

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    "Disposition" (including the forms "Dispose" and "Disposing") means as to an Investor Limited Partner, the assignment, sale, conveyance, exchange or other transfer of all or any part of its Interest.

    "8609 Issuance" means, with respect to any Property, the receipt by the Operating Partnership which owns such Property of Internal Revenue Service Form(s) 8609 with respect to all buildings in such Property.

    "Entity" means any general partnership, limited partnership, limited liability company or partnership, corporation, joint venture, trust, business trust, cooperative, or other association (and, with respect to provisions relating to environmental matters, Governmental Authority).

    "Event of Bankruptcy" means, with respect to any Person, (i) the entry of a decree or order for relief by a court having jurisdiction in respect of such Person in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of such Person or for any substantial part of its property, or the issuance of an order for the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, (ii) the commencement by such Person of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by such person to the appointment of, or the taking of possession by, a receiver, liquidator, assignee, trustee, custodian, or sequestrator (or similar official) of such Person or of any substantial part of such Person's property, or the making by such Person of any assignment for the benefit of creditors or, the consent by such Person to any such decree, order or appointment, or the taking of any action by such Person in furtherance of any of the foregoing. To the extent permitted by law, the term "Event of Bankruptcy" as used in this Agreement shall supersede and replace the events of withdrawal described in Sections 17-402(a)(4) and (5) of the Uniform Act.

    "Filing Office" means the Office of the Secretary of State of the State of Delaware.

    "General Partner" means GrA Partners Joint Venture and shall include any Person who becomes a General Partner as provided herein, in such Person's capacity as a General Partner of the Partnership.

    "Immediate Family" means, with respect to any Person, his spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law.

    "Initial Funding Date" shall mean September 7, 1995.

    "Initial Projections" means the financial projections and accompanying notes thereto prepared by Reznick Fedder & Silverman and attached hereto as Exhibit A, which set forth on page 6 of such financial projections with respect to the Partnership an after-tax internal rate of return (the "Internal Rate of Return") of 12.26%.

    "Installment" means an installment of the Capital Contribution payable by the Investor Limited Partners.

    "Interest" means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled under this Agreement and the obligations of such Partner to comply with this Agreement.

    "Intermediate General Partners" means, with respect to an Intermediate Partnership, the general partner(s) or other Person entitled to exercise management rights under its Intermediate Partnership Agreement.

    "Intermediate Partnerships" means CPI Housing Partners I, L.P., 60th & Vista, L.P. and 65th & Vista, L.P., each an Iowa limited partnership and each of which owns an Operating Partnership Interest in an Operating Partnership.

    "Intermediate Partnership Agreement" means the limited partnership agreement of an Intermediate Partnership and/or the subscription, purchase or other agreement, if any, relating to the acquisition by the Partnership of an Intermediate Partnership Interest, as each may be amended from time to time.

    "Intermediate Partnership Installment" means an installment of capital contribution payable by the Partnership to a particular Intermediate Partnership.

    "Intermediate Partnership Interest" means the entire interest of the Partnership in an Intermediate Partnership, including the right of the Partnership to any and all benefits to which the Partnership may be entitled as provided in an Intermediate Partnership Agreement and the obligation of the Partnership to comply with the terms of such Intermediate Partnership Agreement.

    "Intermediate Partnership Non-Recourse Liability" means any liability (or portion thereof) of an Intermediate Partnership for which no partner of such Intermediate Partnership or Related Person thereof bears the economic risk of loss as defined in Treasury Regulation Section 1.752-2.

    "Investor Limited Partners" means those Persons listed in Schedule A as Investor Limited Partners, including Substituted Investor Limited Partners, in their capacity as such.

    "Lender" means any holder of any Mortgage.

    "Low-Income Housing Tax Credit" means the low-income housing tax credits allowed for low-income housing under Section 42 of the Code (or any successor provisions thereof).

    "Mortgage" means, with respect to a particular Operating Partnership, the mortgage indebtedness of such Operating Partnership to its Lender; where the context admits, "Mortgage" shall mean and include the promissory note evidencing said indebtedness, the mortgage deed or deed of trust and security agreement securing such indebtedness and all other documentation relating thereto.

    "Operating General Partners" means, with respect to an Operating Partnership, the general partner(s) or other Person entitled to exercise management rights under its Operating Partnership Agreement.

    "Operating Partnerships" means Commander Place Housing, Ltd. (a Florida limited partnership), 65th Street Partnership (a general partnership governed by Iowa law) and 60th Street Partnership (a general partnership governed by Iowa law).

    "Operating Partnership Agreement" means the partnership agreement or other organization documents of an Operating Partnership and/or the purchase or other agreement, if any, relating to the acquisition by an Intermediate Partnership of an Operating Partnership Interest, as each may be amended from time to time.

    "Operating Partnership Installment" means an installment of capital contribution payable by an Intermediate Partnership to a particular Operating Partnership.

    "Operating Partnership Interest" means the entire interest of an Intermediate Partnership in an Operating Partnership, including the right of such Intermediate Partnership to any and all benefits to which such Intermediate Partnership may be entitled as provided in an Operating Partnership Agreement and the obligation of such Intermediate Partnership to comply with the terms of such Operating Partnership Agreement.

    "Operating Partnership Non-Recourse Liability" means any liability (or portion thereof) of an Operating Partnership for which no partner of such Operating Partnership or Related Person thereof bears the economic risk of loss as defined in Treasury Regulation Section 1.752-2.

    "Operative Documents" means this Agreement, the Subscription Agreements, the Intermediate and Operating Partnership Agreements, a certain Lease Performance Agreement of even date herewith between AmerUs Properties, Inc. and the Operating Partnerships which own the Properties located in Iowa, and all other material documents, instruments and agreements binding on or otherwise materially related to the Partnership or any Intermediate or Operating Partnership.

    "Orion" shall mean NCC Orion Company, a Delaware corporation.

    "Partner" means any General Partner or Investor Limited Partner.

    "Partner Non-Recourse Debt" means any Partnership Liability (1) that is considered non-recourse under Regulation Section 1.1001-2 and (2) for which any Partner or Related Person bears the economic risk of loss under Treasury Regulatory Section 1.752-2.

    "Partner Non-Recourse Debt Minimum Gain" means the amount of partner non-recourse debt minimum gain determined in a manner consistent with Treasury Regulation Sections 1.704-2(d), 1.704- 2(k) and 1.704-2(g)(3).

    "Partnership" means the limited partnership continued pursuant to this Agreement.

    "Partnership Liability" means a liability of the Partnership or the Partnership's share of a liability of an Intermediate Partnership or the Partnership's share of an Intermediate Partnership's share of a liability of an Operating Partnership.

    "Partnership Minimum Gain" means the amount determined by computing, with respect to each Partnership Non-Recourse Liability, the Partnership's share of any Intermediate Partnership Non-Recourse Liability or the Partnership's share of an Intermediate Partnership's share of an Operating Partnership Non-Recourse Liability, the amount of gain, if any, that would be realized by the Partnership if it, an Intermediate Partnership or an Operating Partnership disposed of (in a taxable transaction) the property subject to such liability in full satisfaction of such liability, and by then aggregating the amounts so computed. Such computations shall be made in a manner consistent with Treasury Regulation
Section 1.704-2(d) under Section 704 of the Code.

    "Partnership Non-Recourse Liability" means any Partnership Liability (or portion thereof) for which no Partner or Related Person bears the economic risk of loss as defined in Treasury Regulation Section 1.752-2.

    "Partnership Register" means the schedule (which shall form a part of the books and records of the Partnership) listing the names and addresses of all Limited Partners, together with the amounts of their respective Capital Contributions, the Interest held by them and all security interests and pledges applicable to the Interest of any Limited Partners, which schedule shall be maintained by the General Partner in accordance with this Agreement.

    "Permanent Mortgage Closing" means, with respect to any Property, the date on which a Standby Permanent Mortgage (or another non-recourse (except that there may be recourse for fraud, misapplication of funds, material misrepresentation and environmental liability and there may be Partner Non-Recourse Debt) and non cross-collateralized permanent Mortgage maturing in no less than 15 years and on other terms (a) not materially less favorable to the Operating Partnership in question and in any event not less favorable with respect to principal amount, term and amortization period than either the terms assumed in the Initial Projections or the terms of the Standby Permanent Mortgage or (b) which have received the Consent of the Limited Partners) shall have closed and the proceeds thereof shall have been disbursed by the lender. Furthermore, Permanent Mortgage Closing with respect to a Property shall not be deemed to have occurred until a Title Policy (as hereafter defined) and a current, original as-built survey of such Property (prepared in accordance with American Land Title Association standards by a surveying firm licensed in the state where the Property is located and certified to the Operating Partnership which owns such Property and the Title Insurance Company (as hereafter defined) showing no legally objectionable matters (e.g. encroachments, violation of set back lines, violation of easements, etc.) relating to the development of the improvements shown thereon) shall have been delivered. As used herein, the term "Title Policies" means the owner's policy of title insurance (or an equivalent "marked up" commitment therefore provided that the premium therefor has been paid and such insurance is immediately effective) issued to each of the Operating Partnerships by First American Title Insurance Company (the "Title Insurance Company"), which policy shall (i) insure such Operating Partnership's fee simple interest in its Property subject only to those exceptions (a) which are consented to by the Investor Limited Partners (which consent shall not be unreasonably withheld), (b) which are contained in the title insurance policy no. J447361 (effective date of May 18, 1995 ) issued by the Title Insurance Company with respect to the Property owned by 65th Street Partnership, title insurance policy no. J447360 (effective date of May 16,

1995) issued by the Title Insurance Company with respect to the Property owned by 60th Street Partnership and title insurance commitment no. 94.07832 (including endorsements 1, 2 and 3 and an effective date of July 17, 1995) issued by the Title Insurance Company with respect to the Property owned by Commander Place Housing, Ltd., (c) which refer to instruments evidencing the permanent Mortgage meeting the requirements of the first sentence of this paragraph or (d) which are reasonably necessary for the completion or operation of the Property in accordance with applicable Operative Documents and which do not materially adversely affect the value or use of the Property; (ii) be down-dated or re-issued effective as of a date after the Initial Funding Date;
(iii) be acceptable to the General Partner; (iv) be in the amount of not less than the sum of all Mortgage loans and the aggregate capital contributions of the partners with regard to the Property insured and (v) otherwise meeting the requirements for title insurance under EXHIBIT C attached hereto not inconsistent with the explicit provisions of this definition.

    "Person" means any individual or Entity.

    "Polar" shall mean NCC Polar Company, a Delaware corporation.

    "Properties" means the land and improvements comprising the housing developments located on sites owned by the Operating Partnerships and more particularly described on Exhibit B attached to this Agreement.

    "Qualified Income Offset Item" means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership,
(b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Regulation Section 1.751-1(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

    "Related Person" means a Person related to a partner within the meaning of Treasury Regulation Section 1.752-4(b).

    "Reserves" means the Capital Reserve, the Operating Reserve and any other funds set aside, or amounts allocated in the reasonable discretion of the General Partner to reserves, for working capital, capital expenditure programs, and to pay taxes, insurance, debt service or other costs, liabilities or expenses incident to the operation of the Partnership.

    "Schedule A" means the Schedule A attached hereto and hereby made a part hereof.

    "State" means the State of Delaware.

    "Subscription Agreement" means the subscription agreement executed by the General Partner and by each Investor Limited Partner in form and substance satisfactory to the General Partner setting forth the commitment of such Investor Limited Partner to acquire its Interest.

    "Substituted Investor Limited Partner" means any Person who is admitted to the Partnership as a successor Investor Limited Partner pursuant to Section 7.2.

    "Tax Counsel" means Peabody & Brown, of Boston, Massachusetts, or another law firm selected by the General Partner with the reasonable Consent of the Limited Partners.

    "Tax Credits" means with respect to all Properties, the Low-Income Housing Tax Credits.

    "Temporary Investments" means dollar denominated investments limited to (a) United States government securities, (b) securities issued or fully guaranteed by United States government agencies, (c) certificates of deposit and time or demand deposits in, or repurchase agreements constituting obligations of, commercial banks with deposits insured by the Federal Deposit Insurance Corporation and having a combined capital and surplus of not less than $100,000,000, (d) commercial paper of corporations doing business in, and incorporated under the laws of, the United States of America or any State thereof which are rated P-1 by Moody's Investors Services, Inc. ("Moody's"), or
(e) such other investments as are permitted by Consent of the Limited Partners.

    "Uniform Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, or any successor statute.

    "Withdrawal" (including the forms "Withdraw", "Withdrawing" and
"Withdrawn") means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement; provided, however, that dissolution of GrA Partners Joint Venture by reason of the withdrawal of a partner or joint venturer thereof shall not be deemed a Withdrawal of the General Partner if each such partner or joint venturer of GrA Partners Joint Venture shall be admitted as a General Partner hereunder prior to the date of such dissolution (which admission each Partner hereof consents to by the execution of this Agreement), the joint venture partners thereof assume the duties of the General Partner hereunder and exercise their General Partner authority in the same manner as provided in the joint venture agreement pursuant to which the General Partner is constituted on the date hereof and each such joint venture partner remains liable on a recourse basis hereunder.

    2.2 CROSS REFERENCES. For purposes of this Agreement, the following terms defined elsewhere in this Agreement or in the Subscription Agreements shall have the respective meanings therein assigned:


         TERM                                     DEFINITION
         ------                                   ------------


    Asset Management Fee                         Section 5.8(d)
    Attorney                                     Section 10.1
    Book Value                                   Section 4.4(k)
    Bridge Loan                                  Section 5.13
    Capital Account                              Section 3.6
    Capital Reserve                              Section 5.10
    Contaminant                                  Subscription Agreements

    Defaulting Limited Partner                   Section 3.5
    Disposition Fee                              Section 5.8(f)
    Environmental Damages                        Subscription Agreements
    Environmental Laws                           Subscription Agreements
    Environmental Lien                           Subscription Agreements
    Final Projections                            Section 3.3(a)(4)
    Good Cause Notice                            Section 3.5
    Governmental Authority                       Subscription Agreements
    Indemnitees                                  Section 1.4
    Internal Rate of Return                      Section 2.1, "Initial
                                                  Projections" definition
    Losses                                       Section 4.1(h)
    Minimum Required Debt Service                Section 5.9(b)
    Net Operating Income                         Section 5.9(b)
    Operating Reserve                            Section 5.10
    Original Agreement                           Preliminary Statement
    Original Certificate                         Preliminary Statement
    Original Limited Partner                     Preamble
    Organization Fee                             Section 5.8(b)
    Partnership                                  Preliminary Statement
    Power of Attorney                            Section 10.2
    Profits                                      Section 4.1(h)
    Projected Credit                             Section 2.1, "Deferrable
                                                  Portion" definition
    Refinancing Fee                              Section 5.8(e)
    Release                                      Subscription Agreements
    Repurchase/Adjustor Event                    Section 3.3(b)
    Repurchase/Adjustor Funds                    Section 3.3(b)
    Standby Permanent Mortgage                   Section 5.9(b)
    Title Insurance Company                      Section 2.1, "Permanent
                                                  Mortgage Closing"
                                                  definition
    Title Policy                                 Section 2.1, "Permanent
                                                  Mortgage Closing"
                                                  definition


SECTION 3.    CAPITAL CONTRIBUTIONS AND ADMISSION OF LIMITED PARTNERS

    3.1 CONTRIBUTION OF GENERAL PARTNER. The General Partner has made a Capital Contribution of cash in the amount set forth opposite its name in Schedule A and is obligated to make a further Capital Contribution under the circumstances set forth in Section 5.8(d) and 4.3(a).

    3.2 WITHDRAWAL OF ORIGINAL LIMITED PARTNER; ADMISSION OF INVESTOR LIMITED PARTNERS.

    (a) Immediately following the admission effected by Section 3.2(b), the Original Limited Partner hereby withdraws as the Original Limited Partner, and acknowledges that, in its capacity as Original Limited Partner, it has received a return of its Capital Contribution from and no longer has any interest in, or rights or claims against, the Partnership.

    (b) Each of the Persons listed on Schedule A as Investor Limited Partners is hereby admitted to the Partnership as an Investor Limited Partner. The names and the business or mailing addresses of the Investor Limited Partners, their Capital Contributions and the Interests held by them, expressed as a percentage of the Interests held by all Investor Limited Partners, shall be set forth in the Partnership Register.

    3.3  CONTRIBUTION OF INVESTOR LIMITED PARTNERS.

    (a) Each Investor Limited Partner hereby agrees to make a Capital Contribution to the Partnership in the amount set forth in Schedule A, which amount shall be payable at the times and in the amounts (the "Installments") set forth below:

         (1) an initial Installment in an amount equal to 11.5% of the Capital Contribution of each Investor Limited Partner shall be payable to the Partnership upon the admission to the Partnership of such Investor Limited Partner;

         (2) a second Installment in an amount equal to 36.0% of the Capital Contribution of each Investor Limited Partner (the "Second Installment") shall be payable to the Partnership on the later of (A) January 15, 1996 or
    (B) occurrence of the Completion Date with respect to each Property; provided, however, that in the event that the Completion Date for one or more of the Properties shall not have occurred by January 15, 1996 then payment of the Deferrable Portion of the Second Installment with respect to each such Property shall be postponed and shall then be paid in one payment at a time determined by the General Partner reflecting the then applicable decrease in the Deferrable Portion;

         (3) a third Installment in an amount equal to 42.5% of the Capital Contribution of each Investor Limited Partner (the "Third Installment") shall be payable to the Partnership on the later of (A) October 15, 1996 or
    (B) occurrence of Permanent Mortgage Closing and 8609 Issuance with respect to each Property; provided, however, that in the event that Permanent Mortgage Closing and 8609 Issuance for one or more of the Properties shall not have occurred by October 15, 1996 then payment of the Deferrable Portion of the Third Installment with respect to each such Property shall be postponed until the occurrence of Permanent Mortgage Closing and 8609 Issuance with respect to such Property; and

         (4) a fourth Installment in an amount equal to 10% of the Capital Contribution of each Investor Limited Partner (the "Fourth Installment") shall be payable to the Partnership on February 15, 1997; provided, however, that at least 30 but no more than 45 days prior to February 15, 1997 the Accountants shall (a) recompute the Initial Projections using the same methodology, assumptions and presentation but taking into account any actual results or facts then known (including any results or facts which constitute a Repurchase/Adjustor Event which has occurred prior to such recomputation but excluding the effect of any change in Federal tax law, it being agreed that such recomputation and such actual results and facts shall not include any new categories of fees, or additional types of categories of payments in lieu of those assumed or estimated in the Initial Projections, and (b) include with such recomputation their certification that such recomputation complies with the requirements of this sentence (as so recomputed and certified to, the "Final Projections"). If an Investor Limited Partner does not agree with the Final Projections, within 7 business days after receipt by such Investor Limited Partner of such Final Projections, such Investor Limited Partner shall notify the General Partner in writing of such disagreement and set forth in such writing in reasonable detail its grounds for such disagreement. If the Final Projections determine that the Internal Rate of Return is less than 12.26% per annum, then (a) up to $1,772,800 of the Fourth Installment shall be deferred into one or more later payments, reduced or both deferred and reduced in whole or in part (all as determined by the General Partner in its sole and absolute discretion) and the Investor Limited Partners shall receive a distribution of any Repurchase/Adjustor Funds arising from a Repurchase/ Adjustor Event occurring prior to the due date of the Fourth Installment such that, when the Final Projections are recomputed by the Accountants in accordance with such deferred and/or reduced payments and Repurchase/Adjustor Funds distribution, the Internal Rate of Return shall be increased to 12.26% (or as near thereto as the maximum reduction and deferral of said $1,772,800 payment and distribution to Investor Limited Partners of any Repurchase/Adjustor Funds distribution can achieve), and (b) the balance of the Fourth Installment shall be payable in full on February 15, 1997.

The General Partner shall give each Investor Limited Partner not less than ten
(10) business days' written notice prior to the due date of each Installment subsequent to the initial Installment. The Investor Partners shall pay any Deferrable Portion of any Installment upon ten (10) business days' written notice from the General Partner stating that the conditions thereto have been met and setting forth the amount and due date thereof.

    (b) The General Partner is hereby authorized, without the consent of any other Partner, to direct an Intermediate Partnership to require the Operating General Partners to repurchase an Operating Partnership Interest or to reduce or receive a return of the Operating Partnership Installments or to receive any other payment or distribution from an Operating Partnership (including any increased cash distribution by an Operating Partnership to an Intermediate Partnership resulting from a decrease in a cash payment or distribution by such Operating Partnership to any party other than such Intermediate Partnership) which arises as a result of a reduction in anticipated Tax Credits or Losses ("Repurchase/Adjustor Funds") upon the occurrence of any event set forth in the related Operating Partnership Agreement giving rise to such repurchase obligation or such reduction, payment or distribution (a "Repurchase/Adjustor Event"). The General Partner shall direct an Intermediate Partnership to distribute to the Partnership the capital which would otherwise have been invested in such Operating Partnership and any Repurchase/Adjustor Funds from the applicable Operating Partnership and any funds then being held by the Partnership for the purpose of making payments of future Intermediate Partnership Installments with respect to the applicable Intermediate Partnership which are no longer required as the result of the Repurchase/Adjustor Event, whereupon such funds shall be applied as follows: First, 100% to Investor Limited Partners to the extent required for each to achieve the Internal Rate of Return of 12.26% under a new set of Projections to be provided by the Accountants (prepared in the same manner as the Final Projections) and thereafter such funds shall be deemed to be cash available from a Capital Transaction and shall be distributed pursuant to Section 4.2(b). The General Partner may, subject to its fiduciary duty to the Partnership and the Investor Limited Partners but otherwise in its sole and absolute discretion, direct an Intermediate Partnership to exercise any rights under any Repurchase/Adjuster Event provision of any Operating Partnership Agreement, to waive any such rights or to extend the time for compliance therewith.

    3.4 NO PLEDGE OR ASSIGNMENT OF PROCEEDS BY GENERAL PARTNER. The General Partner shall not pledge or assign the proceeds of the Installments.

    3.5 DEFAULTS. In the event any Investor Limited Partner fails to make any payment of its Capital Contribution when due, unless prior to such due date one or more Investor Limited Partners shall in good faith have given written notice (a "Good Cause Notice") to the General Partner of an event constituting "good cause" as defined in Section 3.8, it shall be in default hereunder (a "Defaulting Limited Partner"). In such event, interest shall be payable on the amount due at a rate equal to 1.5% per month (or, if less, the maximum rate permitted by law) and such interest shall accrue from the day immediately following the due date until payment of such due amount is made in full. If a Good Cause Notice has been given as aforesaid but after such due date it is determined that the Investor Limited Partner did not have the right to remove the General Partner pursuant to Section 3.8, the Investor Limited Partner shall be deemed to have been in default since such due date, but shall have the right to cure such default by paying, within 10 business days following such determination, the full amount of the unpaid Capital Contribution plus all interest accrued thereon pursuant to the immediately preceding sentence. If either (a) no Good Cause Notice was given or (b) the Good Cause Notice was given and the aforesaid determination of no removal right is made but the Investor Limited Partner has not cured such default within such 10 business day period, then after 15 days written notice by the General Partner to the Defaulting Limited Partner, the General Partner may in its sole and absolute discretion
(i) pursue any and all available legal remedies against the Defaulting Limited Partner, including those under this Agreement, the Subscription Agreement or any other agreement executed or furnished by such Defaulting Limited Partner, or
(ii) without being under any obligation to do so, negotiate a settlement with the Defaulting Limited Partner providing for extensions of time of payment. Further, the Defaulting Limited Partner shall also be subject to Section 4.4(f) and the Partnership shall be entitled to collect all costs of collection including, but not limited to, reasonable attorneys' fees.

    Unless and until such default shall be cured, any distributions in respect of the Interest of the Defaulting Limited Partner shall be applied first to costs of collection, second to interest on the defaulted amount and third to the defaulted amount; the profits, losses and Tax Credits in respect thereof shall be allocated to the General Partner; and the Defaulting Limited Partner shall have no right to vote the defaulted Interest.

    Each Investor Limited Partner hereby irrevocably consents and agrees that any action or proceeding against such Investor Limited Partner for the purpose of enforcement of this Agreement may be instituted in the Federal courts or the state courts of general jurisdiction sitting in the State of New York, and hereby irrevocably waives any objection which such Investor Limited Partner may have or hereafter may have to the venue of any such action or proceeding, and irrevocably submits to the jurisdiction of such court in any action or proceeding. Each Investor Limited Partner further agrees that final judgment against such Investor Limited Partner in any such legal action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America, by suit on such judgment, a certified copy of which shall be conclusive evidence of the existence and amount of the obligations of such Investor Limited Partner thereunder.

    3.6 CAPITAL ACCOUNTS. An individual capital account shall be established and maintained by the Partnership on behalf of each Partner, including any additional or substituted Partner who shall hereafter receive an Interest (any such account, a "Capital Account"). In accordance with Treasury Regulation
Section 1.704-1(b), the Capital Account of each Partner shall consist of
(a) the amount of the paid-in Capital Contribution of such Partner and Partnership liabilities that are assumed by such Partner that are secured by any Partnership property distributed to such Partner plus (b) the amount of profits or income (including tax-exempt income) allocated to such Partner pursuant to
Section 4 less (c) the amount of losses and deductions allocated to such Partner less (d) the amount of cash distributed to such Partner less (e) the fair market value of any property distributed to such Partner net of any liabilities assumed by such Partner or to which such property is subject less (f) such Partner's share of any other expenditures which are not deductible by the Partnership for Federal income tax purposes or which are not allowable as additions to the basis of Partnership property. Capital Accounts shall be adjusted as provided in
Section 4.4(k) and (l) and shall be subject to such other adjustments as may be required under the Code.

    The original Capital Account established for any substituted Partner shall be in the same amount as, and shall replace, the Capital Account of the Partner which such substituted Partner succeeds, and, for the purposes of this Agreement, such substituted Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such substituted Partner succeeds. The term "substituted Partner", as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the profits, losses, Tax Credits and distributions of the Partnership by reason of such Person succeeding to the Interest of a Partner by assignment of all or any part of a Partner's Interest. To the extent a substituted Partner receives less than 100% of the Interest of a Partner it succeeds, the original Capital Account of such substituted Partner and its Capital Contribution shall be in proportion to the Interest it receives and the Capital Account of the Partner who retains a partial Interest and its Capital Contribution shall continue, and not be replaced, in proportion to the Interest it retains. Nothing in this
Section 3.6 shall affect the limitations on transferability of Partnership interests set forth in Section 7 or Section 8.

    3.7 INTEREST; RETURN OF CAPITAL. No Partner shall be paid interest on its Capital Contribution. No Partner shall have the right to withdraw its Capital Contribution or to demand and receive property of the Partnership in return for its Capital Contribution, except as may be specifically provided herein or required by applicable law. Nothing in this Section 3.7 shall affect the rights of the Investor Limited Partners under Section 3.10.

    3.8  SPECIAL RIGHTS OF LIMITED PARTNERS.

    (a) In addition to the other rights provided for in this Agreement, the Investor Limited Partners, by Consent of the Limited Partners holding at least 60% of the Interests, shall have the right to remove a General Partner for good cause and, upon such removal, to elect one or more new General Partners and continue the business of the Partnership with such new General Partner or Partners. For purposes of Section 3.5 and this Section 3.8(a), "good cause" means the occurrence of (i) any material breach by a General Partner of this Agreement or any other Operative Document, (ii) any material breach by a General Partner of its fiduciary duties to the Partnership or the Partners, (iii) gross negligence or willful misconduct by a General Partner in connection with Partnership affairs or any of the Operative Documents, (iv) the making of any representation by a General Partner in any Operative Document which (x) is untrue, false or misleading in any material respect when made or when required to be true pursuant to the terms hereof or thereof and (y) remains untrue, false or misleading in any material respect when any action requiring "good cause" under
Section 3.5 or this Section 3.8(a) is attempted to be taken and which materially adversely impairs (or is reasonably likely to so impair in the future) the Investor Limited Partners' investment in the Partnership or (v) a Withdrawal by such General Partner; provided, however, that "good cause" shall be deemed to exist in the case of a breach, only if such breach is not cured within 30 business days after notice to such General Partner or cured within a reasonable time not to exceed 120 days in the event it is impossible to cure such breach within such 30-day period, so long as such General Partner is diligently and in good faith seeking to cure such breach.

    (b)  The Interest of any General Partner removed pursuant to this
Section 3.8 shall be subject to transfer pursuant to Section 8.4. Any General Partner so removed shall continue to be entitled to repayment (in accordance with the provisions of this Agreement applicable thereto) of any loans made by it to the Partnership and will not be liable for any obligations of the Partnership arising from events occurring after the effective date of its removal.

    3.9 MEETINGS. The General Partner or Investor Limited Partners owning at least 25% of the Interests owned by all Investor Limited Partners may call meetings of the Partnership for any matters for which the Investor Limited Partners may vote as set forth in this Agreement. The General Partner shall give the other Partners written notice of the meeting so called which shall be scheduled not less than 15 nor more than 60 days from the date of notice (and, in the case of a meeting called upon request of the Investor Limited Partners, shall be given within 15 days of the request). All meetings shall be held at the principal office of the Partnership; provided that Partners may attend such meeting by means of teleconferencing systems wherein each participant can hear and be heard by each other participant.

    3.10 REDEMPTION OF PARTNERSHIP INTERESTS. Each Investor Limited Partner shall have the right, exercised by giving written notice to the Partnership within 180 days following the end of the Compliance Period, to require the Partnership to redeem the Interest in the Partnership of such Investor Limited Partner for a redemption price of $100, whereupon such Investor Limited Partner shall cease to be a Partner and shall have no further rights, duties or obligations with respect to the Partnership or any of the other Partners.

SECTION 4.    PROFITS AND LOSSES; DISTRIBUTIONS; CAPITAL ACCOUNTS

    4.1  PROFITS, LOSSES AND TAX CREDITS.

    (a) Except as otherwise specifically provided in this Section, for each fiscal year or portion thereof, (i) all profits, tax-exempt income, losses, Tax Credits and non-deductible, non-capitalizable expenditures incurred and/or accrued by the Partnership, other than those arising from a Capital Transaction, shall be allocated 99% to the Investor Limited Partners and 1% to the General Partner.

    (b) Except as otherwise specifically provided in this Section, all profits and losses arising from a Capital Transaction shall be allocated to the Partners as follows:

         As to profits:

         First, an amount of profit equal to the aggregate negative balances (if any) in the Capital Accounts of all Partners having negative Capital Accounts shall be allocated to such Partners in proportion to their negative Capital Account balances until all such Capital Accounts shall have zero balances; and

         Second, an amount of profits shall be allocated to each of the Partners until the positive balance in the Capital Account of each Partner equals the amount of cash which would be distributed to such Partner in accordance with, first, subparagraph (4) and, second, subparagraph (5) of
    Section 4.2(b) if all Partnership assets were sold for an amount equal to their adjusted basis determined under Regulation Section 1.704-1(b)(2)(iv)
    (g) and all Partnership cash were so distributed.

         As to losses:

         First, an amount of losses equal to the aggregate positive balances (if any) in the Capital Accounts of all Partners having positive balance Capital Accounts shall be allocated to such Partners in proportion to their positive Capital Account balances until all such Capital Accounts shall have a zero balance; provided, however, that if the amount of losses so to be allocated is less than the sum of the positive balances in the Capital Accounts of those Partners having positive balances in their Capital Accounts, then such losses shall be allocated to the Partners in such proportions and in such amounts so that the Capital Account balances of each Partner shall equal, as nearly as possible, the amount such Partner would receive if an amount equal to the excess of (a) the sum of all Partners' balances in their Capital Accounts computed prior to the allocation of losses under this clause First over (b) the aggregate amount of losses to be allocated to the Partners pursuant to this clause First were distributed to the Partners in accordance with the provisions of, first, subparagraph (4) and, second, subparagraph (5) of Section 4.2(b); and

         Second, the balance, if any, of any such losses shall be allocated 99% to the Investor Limited Partners and 1% to the General Partner.

    (c) Notwithstanding the foregoing provisions of Sections 4.1(a) and 4.1(b), in no event shall any losses be allocated to an Investor Limited Partner if and to the extent that such allocation would cause, as of the end of the Partnership taxable year, the negative balance in such Investor Limited Partner's Capital Account to exceed such Investor Limited Partner's share of Partnership Minimum Gain plus such Investor Limited Partner's share of Partner Non-Recourse Debt Minimum Gain. Any losses which are not allocated to the Investor Limited Partners by virtue of the application of this Section 4.1(c) shall be allocated to the General Partner. For purposes of this Section 4.1(c), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

    (d) If (i) the Partnership incurs recourse obligations or Partner Non-Recourse Debt or (ii) the Partnership incurs losses from extraordinary events which are not recovered from insurance or otherwise (collectively, "Recourse Obligations") in respect of any Partnership taxable year, then the calculation and allocation of profits and losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations other than cost recovery deductions shall be allocated to the Partner or Partners that bear the economic risk of loss (within the meaning of

Treasury Regulation Section 1.752-2 with respect to such obligations in the ratio in which they bear the economic risk of loss (or to the General Partner in the case of extraordinary events); and second, the balance of such deductions shall be allocated as provided in Section 4.1(a).

    (e) If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner will be allocated items of income (including gross income) and gain for such year (and, if necessary, subsequent years) in the proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during the year. A Partner is not subject to this Partnership Minimum Gain chargeback to the extent that any of the exceptions provided in Treasury Regulation Section 1.704-2(f)(2)-(5) apply. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(f) under
Section 704 of the Code. This provision is a "minimum gain chargeback" under the meaning of Treasury Regulation Section 1.704-2(f) and shall be interpreted as such.

    (f) If there is a net decrease in Partner Non-Recourse Debt Minimum Gain during a Partnership taxable year, then each Partner with a share of the minimum gain attributable to such debt at the beginning of such year will be allocated items of income (including gross income) and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partner Non-Recourse Debt Minimum Gain during the year. A Partner is not subject to this Partner Non-Recourse Debt Minimum Gain chargeback to the extent that any of the exceptions provided in Treasury Regulation Section 1.704-2(i)(4) applied consistently with Treasury Regulation Section 1.704-2(f)(2)-(5) apply. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(i)(4) under Section 704 of the Code. This provision is a "partner nonrecourse debt minimum gain chargeback" under the meaning of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted as such.

    (g) If an Investor Limited Partner unexpectedly receives (1) an allocation of loss or deduction or expenditures described in Section 705(a)(2)(B) of the Code made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's interest in the Partnership, or (c) pursuant to Regulation Section 1.751-1(b)(2)(ii) as a result of a distribution by the Partnership of unrealized receivables or inventory items or (2) a distribution, and such allocation and/or distribution would cause the negative balance in such Partner's Capital Account to exceed (i) such Partner's share of Partnership Minimum Gain plus (ii) such Partner's share, if any, of Partner Non-Recourse Debt Minimum Gain plus (iii) the amount of such Partner's obligation, if any, to restore a deficit balance in its Capital Account and such Partner's obligation to make additional payments of its Capital Contribution to the extent permitted under Section 704 of the Code, then such Partner shall be allocated items of income (including gross income) and gain in an amount and manner sufficient to eliminate such negative balance as quickly as possible. For purposes of this Section, a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items. This provision is a "qualified income offset" under the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted as such.

    (h) The terms "profits" and "losses" used in this Agreement shall mean income and losses, and each item of income, gain, loss or deduction entering into the computation thereof, as determined in accordance with Regulation
Section 1.704-1(b)(2)(iv). Profits and losses for federal income tax purposes shall be allocated in the same manner as profits and losses under this Section 4.1 except to the extent provided in Sections 4.4(b), 4.4(c) and 4.4(l).

    4.2  CASH DISTRIBUTIONS PRIOR TO DISSOLUTION.

    (a)  Cash Available for Distribution

    Cash Available for Distribution for each fiscal year (or portion thereof) shall be distributed annually, within 90 days after the end of such fiscal year, 99% to the Investor Limited Partners and 1% to the General Partner.

    (b)  Distributions of Proceeds from Capital Transactions

    Prior to dissolution, proceeds from Capital Transactions shall be applied or distributed, as the case may be, in the following order of priority:

         (1) First, to discharge, to the extent required by any Partnership lender or creditor, the debts and obligations of the Partnership;

         (2) Second, to fund reserves for contingent liabilities to the extent deemed reasonable by the General Partner in its sole and absolute discretion;

         (3) Third, to the repayment of any loans or advances that may have been made by the General Partner to the Partnership;

         (4) Fourth, to the Partners, Limited and General, an amount equal to the aggregate positive balances in their Capital Accounts (determined as of the end of the fiscal year preceding the year in which the Capital Transaction occurs), (to be allocated to each Partner in accordance with each Partner's ratable share of the aggregate Capital Account balances of all Partners (as of such date); and

         (5) Fifth, the balance thereof 50% to the Investor Limited Partners and 50% to the General Partner.

    4.3  TERMINATION DISTRIBUTIONS.

    (a) Upon dissolution and termination, after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Section 4.1(b) and under
Section 4.3(b). In the event that the General Partner has a negative balance in its Capital Account following the liquidation of the Partnership or its Interest in the Partnership after taking into account all Capital Account adjustments for the Partnership taxable year in which the liquidation occurs, the General Partner shall pay to the Partnership in cash an amount equal to the lesser of
(a) the negative balance in such General Partner's Capital Account or (b) the excess of 1.01% of the Capital Contributions of the Investor Limited Partners over the Capital Contributions previously made by the General Partner. Such payment shall be made by the end of such taxable year (or, if later, within 90 days after the date of such liquidation) which amount shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with their positive balances in their Capital Accounts.

    (b) With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such profits and losses shall be allocated to the Partners in accordance with Section 4.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 4.3(b), "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to Section 7701(g) of the Code) and the Partnership's adjusted basis for such assets as determined under Section 1.704-1(b). This Section 4.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this
Section 4.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partner in its sole and absolute discretion.

    4.4  SPECIAL PROVISIONS.  Notwithstanding any other provision in this
Agreement:

    (a) Except as otherwise provided in this Agreement, all profits, losses, Tax Credits and cash distributions shared by the Investor Limited Partners shall be shared by each Investor Limited Partner in the proportions set forth in Schedule A.

    (b) Income, gain, loss and deduction with respect to property which has a variation between its basis computed in accordance with Treasury Regulation
Section 1.704-1(b) and its basis computed for Federal income tax purposes shall be shared among Partners so as to take account of such variation in a manner consistent with the principles of Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

    (c) If any profit arises from the sale or other disposition of any Partnership asset which shall be treated as ordinary income under the depreciation recapture provisions of the Code, then the full amount of such ordinary income shall be allocated among the Partners in the proportions that the Partnership deductions from the depreciation giving rise to such recapture were actually allocated. In the event that subsequently enacted provisions of the Code result in other recapture income, no allocation of such recapture income shall be made to any Partner which has not received the benefit of those items giving rise to such other recapture income.

    (d) If the Partnership shall receive any purchase money indebtedness in partial payment of the purchase price of any of its assets and such indebtedness is distributed to the Partners pursuant to the provisions of Section 4.2(b) or 4.3(a), the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner: On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners, General and Limited, based on Section 4.2(b) or 4.3(a), treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partner in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.

    (e) Prior to making any distribution of Cash Flow or of cash attributable to a sale or other disposition of Partnership property, the General Partner may in its sole and absolute discretion request from any Investor Limited Partner an affidavit or other evidence that such Investor Limited Partner is not a "foreign person" within the meaning of Section 1445 of the Code or a person "which is not a United States Person" within the meaning of Section 1446 of the Code. In the event such Investor Limited Partner does not provide such affidavit or other evidence in form and content satisfactory to the General Partner in its sole and absolute discretion, within 30 days after request by the General Partner, the General Partner may in its sole and absolute discretion withhold and pay over to the Internal Revenue Service such portion of such Investor Limited Partner's distribution as may be necessary to comply with Section 1445(e) or Section 1446 of the Code, whichever is applicable, and any amount so withheld and paid over shall be treated as a distribution to such Investor Limited Partner at the time it is paid over to the Internal Revenue Service.

    (f) In addition to the provisions of Section 3.5, if any Investor Limited Partner fails to make any payments of its Capital Contribution when due (either under circumstances in which it never provided a Good Cause Notice, or if a Good Cause Notice is given, such Investor Limited Partner is determined to be a Defaulting Limited Partner pursuant to said Section 3.5) with the result that
(i) the Partnership or an Intermediate Partnership has insufficient funds to pay when due an Intermediate Partnership Installment or an Operating Partnership Installment and (ii) the Partnership's interest in an Intermediate Partnership or an Intermediate Partnership's interest in an Operating Partnership is reduced, any recapture which results therefrom shall be allocated solely to such Defaulting Limited Partner. If there is more than one Defaulting Limited Partner, the recapture described above shall be allocated among such Defaulting Limited Partners in proportion to their respective defaulted amounts.

    (g) In the event that any fee payable to any General Partner or any of its Affiliates shall instead be determined to be a non- deductible, non-capitalizable distribution from the Partnership to a Partner for Federal income tax purposes, then there shall be allocated to such General Partner an amount of gross income equal to such distribution. Furthermore, in the event that the General Partner makes an additional Capital Contribution to the Partnership under the circumstances set forth in Section 5.8(d), then the calculation and allocation of profits and losses for the tax year in which such Capital Contribution is made shall be adjusted as follows: FIRST, an amount of Partnership deductions (consisting of deductions other than cost recovery deductions) equal to the amount of such Capital Contribution shall be allocated to the General Partner; and SECOND, the balance of such deductions shall be allocated as provided in Section 4.1(a).

    (h) All Partnership expenditures which constitute syndication expenses as defined in Treasury Regulation Section 1.709-2(b) shall be allocated 1.0% to the General Partners and

99.0% to the Investor Limited Partners (and among the Investor Limited Partners in accordance with the amount of such expenditures attributable to the acquisition of their respective Interests in the Partnership).

    (i) In applying the provisions of Section 4 with respect to distributions and allocations, the following ordering of priorities shall apply:

         (1) Capital Accounts shall be deemed to be reduced by Qualified Income Offset Items.

         (2) Capital Accounts shall be reduced by distributions of Cash Available for Distribution under Section 4.2.(a).

         (3) Capital Accounts shall be reduced by distributions from Capital Transactions under Section 4.2(b).

         (4) Capital Accounts shall be increased by any minimum gain chargeback under Section 4.1(e) or 4.1(f).

         (5) Capital Accounts shall be increased by any qualified income offset under Section 4.1(g).

         (6) Capital Accounts shall be increased by allocations of profits under Section 4.1(a)

         (7)  Capital Accounts shall be reduced by allocations of losses under
              Section 4.1(a).

         (8)  Capital Accounts shall be reduced by allocations of losses under
              Section 4.1(b).

         (9) Capital Accounts shall be increased by allocations of profits under Section 4.1(b).

    (j) To the maximum extent permitted under the Code, allocations of profits and losses shall be modified so that the Partners' Capital Accounts reflect the amount they would have reflected if adjustments required by Sections 4.1(e), 4.1(f) and 4.1(g) had not occurred.

    (k) The Partners agree that the assets of the Partnership may be revalued to reflect their fair market value (referred to herein as the "Book Value") and the Capital Accounts of the Partners adjusted to reflect the difference between Book Value and the Partnership's adjusted tax basis in such assets (or, in the case where a prior revaluation has occurred, the Partnership's prior Book Value) upon the admission of Investor Limited Partner(s) to the Partnership. The General Partner is authorized to take whatever actions it deems necessary or appropriate to effect this revaluation of assets and the equitable adjustment of Capital Accounts on behalf of the Partnership.

    (l)  In the event of a revaluation of Partnership assets pursuant to
Section 4.4(k), subsequent allocations of gain, income, loss and deduction (including, without limitation, cost recovery and amortization deductions) with respect to such assets for the purpose of computing Profits and Losses shall be determined based on the Book Value of such assets and shall be computed consistent with Treasury Regulation
Section 1.704- 1(b)(2)(iv)(g). Allocations of gain, income, loss and deduction (including, without limitation, cost recovery and amortization deductions) for tax purposes with respect to such assets shall be allocated among the Partners in accordance with the principles of Section 704(c) of the Code.

    (m) If the Partnership is advised at any time by the Accountants or Tax Counsel that the allocation of any item of Partnership income, gain, loss, deduction or Tax Credit is unlikely to be respected for tax purposes, the General Partner may, with the Consent of the Limited Partners, amend this Agreement to cure such defect consistent with the principles of Section 704 of the Code and the Regulations issued thereunder.

    (n) Notwithstanding any other provision of this Agreement to the contrary that may be expressed or implied herein, the interests of the General Partner, in each item of the Partnership income, gain, loss, deduction or credit will be equal to at least 1% of each of those items at all times during the existence of the Partnership.

SECTION 5.    RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

    5.1 BUSINESS MANAGEMENT; TAX MATTERS PARTNER. The General Partner shall be exclusively responsible for the conduct of the Partnership's affairs. All Partners hereby acknowledge and agree that the General Partner shall be the "Tax Matters Partner" pursuant to the Code in connection with any audit of the federal income tax returns of the Partnership. The Partnership may engage accountants and legal counsel to assist the Tax Matters Partner in discharging its duties hereunder. The Tax Matters Partner will promptly after receipt thereof provide to the Investor Limited Partners copies of all notices concerning any tax proceedings. Each Partner has the right to participate in such proceedings relating to the determination of partnership items at the Partnership level. Expenses of any such proceedings undertaken by the Tax Matters Partner will be paid out of Partnership assets. Each Investor Limited Partner which elects to participate in the proceedings will be responsible for any expenses incurred by it in connection with such participation. The cost of any adjustments to any Partner, and the cost of any resulting audits or adjustments of such Partner's tax return, will be borne solely by the affected Partner. The Tax Matters Partner agrees to contest any issue challenged by the Internal Revenue Service on audit involving material adverse tax consequences to the Investor Limited Partners unless it is requested by a majority in interest of the Investor Limited Partners or it obtains the Consent of the Limited Partners not to contest such issue. The Tax Matters Partner will not extend the statute of limitations with respect to the Partnership nor settle any tax proceeding without first obtaining the Consent of the Limited Partners. The Tax Matters Partner is hereby designated as the "Notice Partner" under Section 6231(a)(8) of the Code to receive any notice provided by the Internal Revenue Service to the Investor Limited Partners as a group in accordance with Section 6223(b)(2) of the Code and agrees to forward copies of such notices to the Investor Limited Partners. The Tax Matters Partner shall have the right to determine whether a challenge to a final partnership administrative adjustment shall be initiated in an action in the Tax Court, or, with the Consent of the Investor Limited Partners, in a Federal district court or the Federal Claims Court.

    5.2 POWERS. Subject to Sections 5.3 and 5.12 and the other provisions of this Agreement, the General Partner shall have all authority, rights and powers granted to general partners pursuant to the provisions of the Uniform Act, and shall have all the authority, rights and powers which it deems necessary or appropriate to effect the purposes of the Partnership, including, without limitation, the following:

    (a) To acquire, hold, dispose of and otherwise deal with the Intermediate Partnership Interests and to enter into the Intermediate Partnership Agreements and all other agreements, instruments and documents as may be required and take any other actions in connection with the admission of the Partnership as a limited partner of the Intermediate Partnerships; PROVIDED that any disposition of the Partnership's Intermediate Partnership Interests prior to the end of the related Compliance Period shall require the Consent of the Limited Partners.

    (b) In connection with the Partnership's investment in the Intermediate Partnerships or any investment in any Intermediate Partnership, to exercise all powers afforded limited partners under the laws of the jurisdiction in which any Intermediate Partnership is organized consistent with the terms of this Agreement, including, without limitation, the power (i) to execute, deliver and perform the terms, covenants and obligations of any Intermediate Partnership Agreement and all other agreements, instruments and other documents as may be necessary or appropriate in connection with the business and operations of such Intermediate Partnership, (ii) to give or withhold the consent or approval of the Partnership, in its capacity as a limited partner of any Intermediate Partnership to any action proposed to be taken by such Intermediate Partnership for which such consent is required, including with respect to the sale of any Property or Operating Partnership Interest or the refinancing of any Mortgage,
(iii) to vote to amend the Intermediate Partnership Agreement of such Intermediate Partnership in any manner as to change its Intermediate Partnership Interest, to vote to change its Intermediate Partnership Interest in the profits, losses and cash distributions of such Intermediate Partnership or to assign (or grant a security interest) in a part or all of its Intermediate Partnership Interest, (iv) to amend the Intermediate Partnership Agreement of any Intermediate Partnership in the manner provided therein and to vote on any issue for which the Partnership, as a partner of such Intermediate Partnership, may vote, and (v) to exercise the right to cause Affiliates of the General Partner to become an Intermediate General Partner, including the sole Intermediate General Partner, in the event of the bankruptcy, death, dissolution, withdrawal, removal or adjudication of incompetence of an Intermediate General Partner, or in the event of a material default by the Intermediate General Partner or any affiliates under any obligations of such Intermediate General Partner or affiliate to the Intermediate Partnership, or the Partnership or upon the occurrence of certain other events; provided that the General Partner determines in good faith that the exercise of any such power would best protect the interest of the Partnership with respect to any Intermediate Partnership or is otherwise in the best interests of the Partnership and the Partners, and provided further that the exercise of such power does not conflict with any other provision of this Agreement, including, without limitation, Section 5.3. In addition to and without limiting the foregoing or any other rights provided for in this Agreement, the General Partner shall have the right (and shall be obligated to make all determinations with regard to the exercise of such right in a manner consistent with its fiduciary duty to the Partnership and the Investor Limited Partners) to exercise the Partnership's rights as a limited partner of the Intermediate Partnerships and to exercise the Intermediate Partnership's rights as a partner of an Operating Partnership including, without limitation, to cause the removal of the general partner of an Intermediate Partnership or the managing or general partner of an Operating Partnership, as the case may be, under circumstances permitted by the Operative Documents.

    (c) To employ, contract and deal with, from time to time, any Persons, including any Partner or Affiliate of any Partner, in connection with the offering or the management and operation of the Partnership business, on such terms as the General Partner shall determine in its sole and absolute discretion.

    (d) To acquire, by purchase or otherwise, hold, dispose of and otherwise deal with such personal property as may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, provided that if the acquisition or disposition of such property is not specifically authorized under other provisions of this Agreement, then such property may not be acquired or disposed of without the Consent of the Limited Partners (unless the acquisition or disposition occurs in the ordinary course of the Partnership's business and involves an expenditure of, or the fair market value of the property to be disposed of is, $10,000 or less).

    (e) To bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership.

    (f) To pay as a Partnership expense any and all costs or expenses associated with the formation, development, organization and operation of the Partnership.

    (g) To deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in a manner consistent with this Agreement.

    (h) To the extent provided for in other provisions of this Agreement and subject to those terms set forth in this Agreement, to borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership on such terms and conditions as the General Partner shall in its reasonable discretion determine, including borrowings from the General Partner or its Affiliates, and to secure the same by grant of security interests in assets of the Partnership (except as otherwise provided in Section 3.4) as the General Partner shall in its reasonable discretion determine (which may include borrowings from the General Partner or its Affiliates or others for the purpose of paying fees, costs and expenses to the General Partner or its Affiliates).

    (i) Subject to Sections 9.6 and 9.7, to make such elections under the Code and other relevant tax laws as to the treatment of items of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters, as the General Partner deems necessary or appropriate, including, without limitation, elections referred to in Section 754 of the Code, selection of the manner and method of determining depreciation of the capital assets of the Partnership, determination of which items of cash outlay are to be capitalized or treated as current expenses, and selection of the method of accounting and bookkeeping procedures to be used by the Partnership.

    (j) To require in any or all Partnership contracts that the General Partner shall not have any personal liability thereon but that the Person contracting with the Partnership shall look solely to the Partnership and its assets for satisfaction.

    (k) To cause any obligation with respect to which the General Partner is personally liable to be paid in preference to obligations for which no Partner is liable.

    (l) To become qualified as a foreign limited partnership in the states in which the Properties are located or in any other jurisdiction in which the General Partner deems such qualification to be in the interests of the Partnership.

    (m) To establish, maintain and augment Reserves to the extent the General Partner shall deem appropriate, in its reasonable discretion, to effect the immediate and long-term objectives of the Partnership.

    (n) To make loans or advances to (including Mortgages), contract and otherwise deal with, from time to time, any Operating Partnership or Affiliate of any Operating Partnership.

    (o) To enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a partnership under the laws of the State.

    (p) To compromise the obligation of a Partner to make a contribution to the capital of the Partnership or to return to the Partnership money or other property paid or distributed to such Partner in violation of the Uniform Act.

    (q) To cause or permit an Operating Partnership to grant an option to acquire the Property owned by such Operating Partnership following the end of the Compliance Period for an option price equal to the fair market value of the Property as of the date of purchase as determined by an appraisal obtained by the Operating Partnership at any time after the Initial Funding Date, but only if (i) Consent of the Limited Partners (not to be unreasonably withheld) shall have been given as to the compliance of the form and methodology of such appraisal with proper appraisal standards and (ii) the Partnership shall have received an opinion from Tax Counsel that it is more likely than not that the granting of the option will not cause the Operating Partnership to fail to be treated as the owner of Property for Federal income tax purposes.

    (r) To execute, acknowledge and deliver any and all instruments to effectuate the foregoing.

    5.3  RESTRICTIONS ON AUTHORITY; ADDITIONAL OBLIGATIONS.

    (a) Notwithstanding any other provisions of this Agreement, the General Partner shall have no authority to do any of the following acts without the Consent of the Limited Partners (which Consent may be withheld in their absolute discretion):


         (1) to sell, exchange or otherwise transfer or convey all or substantially all the assets of the Partnership at one time; or

         (2) to admit any additional Investor Limited Partners (except Substituted Investor Limited Partners or as otherwise permitted pursuant to Section 7.3(f)); or

         (3) To file, or acquiesce in the filing of, any bankruptcy proceeding by the Partnership, any Intermediate Partnership or any Operating Partnership or to knowingly cause the Partnership to voluntarily take any action that would cause an Event of Bankruptcy; or

         (4) To hire, or acquiesce in the hiring of, any natural persons as employees (as opposed to independent contractors) of the Partnership or any Intermediate Partnership; or

         (5) To place record title to, or the right to use, Partnership assets in the name or names of a nominee or nominees, or trustee or trustees, for any purpose; or

         (6) To incur indebtedness for money borrowed, whether or not secured by the Partnership, Intermediate Partnership or Operating Partnership assets, except as specifically permitted by the Operative Documents, or to provide any guarantee or grant a security interest with respect to any Partnership assets or any lien thereon not in the ordinary course of business; or

         (7) to amend, modify, supplement or terminate any Operative Document, or to permit any party thereunder to waive any provision thereof, to the extent that the effect of such amendment or waiver would be (A) to eliminate or diminish or defer any obligation or undertaking of the General Partner or any Affiliate thereof which accrues, directly or indirectly, to the benefit of, or provides additional security or protection to the Investor Limited Partners (notwithstanding that any Investor Limited Partner is neither a party to nor an express beneficiary of such provision or was not a Partner when such provision became effective), or
              (B) to increase the liability, or impair the limited liability, of any Investor Limited Partner; or

         (8) to confess a judgment against the Partnership or to commence substantial litigation; or

         (9) to perform any act that would subject any Investor Limited Partner to liability as a general partner in any jurisdiction; or

         (10) to elect to dissolve the Partnership or permit or consent to the dissolution or liquidation of any Intermediate Partnership or Operating Partnership; or

         (11) to effect, permit, consent to the merger or consolidation of the Partnership into or with another entity, or the acquisition by the another entity, or the acquisition by the Partnership of all or substantially all of the assets of one or more entities (other than the acquisition of the interests in the Intermediate Partnerships contemplated by the Operative Documents); or

         (12) to approve any construction on a Property in addition to that contemplated in its Operating Partnership Agreement or the acquisition of any interest in real estate by an Operating Partnership in addition to that contemplated in its Operating Partnership Agreement or the acquisition of additional partnership interests by the Intermediate Partnerships; or

         (13) to permit, consent to or acquiesce in the admission of additional partners to any Intermediate Partnership or Operating Partnership other than as explicitly provided in the Operative Documents; or

         (14) to permit or consent to the prepayment of any Mortgage or Bridge Loan by the Partnership, the Operating Partnerships or the Intermediate Partnerships; or

         (15) to waive any defaults under the Operative Documents by any Affiliate of the General Partner if such waiver is a breach by the General Partner of its fiduciary duty to the Partnership and the Investor Limited Partners; or

         (16) to permit or consent to the amendment of an Intermediate Partnership Agreement or Operating Partnership Agreement to require or permit additional capital contributions by the partners thereof or take other actions if such amendment, additional capital contributions or other actions would alter the profits, losses, credits and cash distributions allocable or distributable to the partners thereof;

         (17) to permit or consent to the admission of a co-general partner in the Intermediate Partnerships or the substitution of an Intermediate General Partner;

         (18) to grant any consent by the Partnership as a limited partner of any Intermediate Partnership; or

         (19) To permit or consent to any change in the casualty or liability insurance coverage from that required to be maintained pursuant to any Operating Partnership Agreement or other Operative Document as in effect on the date hereof.

    (b)  The General Partner shall promptly notify the Investor Limited
Partners of any material default under any of the Operative Documents, including, without limitation, any defaults by Affiliates of the General Partner of which the General Partner has knowledge or should have knowledge in the exercise of its duties under the Operative Documents.

    (c) The General Partner shall have no authority to do any act in violation of applicable law or required to be approved or ratified by all limited partners under the Uniform Act without the prior written consent of all Investor Limited Partners.

    5.4  DUTIES AND OBLIGATIONS OF THE GENERAL PARTNER.

    (a) The General Partner shall devote to the affairs of the Partnership such time and resources as are reasonable and necessary for the proper performance of its duties hereunder and shall use reasonable efforts to carry out the purpose and objectives of the Partnership.

    (b) If at any time the aggregate net worth (calculated on the basis of fair market values of assets) of the General Partner shall decrease below $500,000, the General Partner shall consult with Tax Counsel and, if such counsel is of the opinion that such reduction might adversely affect the treatment of the Partnership as such for Federal income tax purposes, the General Partner shall use its best efforts either (i) to admit one or more Persons as a general partner of the Partnership holding at least a 1% Interest and having a combined net worth (calculated as aforesaid) equal to or greater than $500,000 or (ii) to obtain additional capitalization sufficient to increase the net worth (calculated as aforesaid) to at least $500,000.

    (c) The General Partner shall cause an amendment to the Original Certificate (reflecting the necessary changes thereto pursuant to the terms of this Agreement) to be filed in the Filing Office in accordance with the provisions of the Uniform Act and to take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State, Iowa and Florida and in order to qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such qualification is necessary to protect the limited liability of the Investor Limited Partners or in order to continue in effect such qualification. The General Partner shall cause amendments to the Certificate and other certificates, including limited partnership and fictitious name certificates, and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction to be filed whenever and wherever required by the Uniform Act or by the laws governing limited partnerships in effect in Iowa and Florida and any other jurisdiction in which the Partnership is doing business. Such amendments may be executed by the General Partner and, where such amendment reflects the admission of a new general partner and to the extent required by the Uniform Act, shall be executed by the existing General Partner and by any Person designated in the amendment as a new general partner of the Partnership.

    (d) The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control. The General Partner shall not employ, or permit any other Person to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

    (e) The General Partner shall not contract away the fiduciary duty owed at common law to limited partners and shall use commercially reasonable efforts to comply with all laws and regulations (including, without limitation, Environmental Laws) affecting the Partnership or the business of the Partnership.

    (f) To the extent required by its fiduciary duty to the Partnership and the Investor Limited Partners, the General Partner shall diligently exercise all of its rights, and all of the rights of the Partnership on behalf of the Partnership, to cause the Intermediate Partnerships, the Operating Partnerships and the partners thereof to comply with the provisions of the Operative Documents.

    5.5  DUTIES AND OBLIGATIONS WITH RESPECT TO ENVIRONMENTAL MATTERS.

    (a) The General Partner shall have no authority to do and will not approve of or consent to any of the following activities: (i) treatment or disposal of any Contaminant (as defined in the Subscription Agreement) at any of the Properties; (ii) generation, use, handling or storage at any of the Properties of any waste other than office trash or household waste or any

Contaminant other than of a type and in quantities normally associated with the use for which the Properties are intended as of the date of this Agreement; or
(iii) generation, use, handling, storage, transportation, disposal or arrangement for transportation or disposal of any Contaminant required to have a manifest under 40 C.F.R. Part 262.

    (b) Upon obtaining notice, and consistent with the Partnership's status in any of the Intermediate Partnerships, the General Partner shall use commercially reasonable efforts to enforce, and under no circumstances shall waive any Intermediate Partnership Agreement or Operating Partnership Agreement provisions which (1) prohibit any of the Properties from being in violation of Environmental Laws (as defined in the Subscription Agreement); (2) address or require correction of or action with respect to any of the following conditions or events: (i) the Release (as defined in the Subscription Agreement) or threatened Release of any Contaminant from any of the Properties; (ii) the incurrence of any expense or loss by any Person in connection with the investigation, assessment, cleanup, containment or removal of any Contaminant or any Environmental Damages (as defined in the Subscription Agreement) for which the General Partner, the Partnership or any of the Intermediate Partnerships or any of the Operating Partnerships may be liable; (iii) the imposition of any Environmental Lien (as defined in the Subscription Agreement) on any of the Properties; or (iv) the presence of any Contaminant in, on, at or under any of the Properties in concentrations or quantities that exceed safe limits established by applicable Environmental Laws; (3) require the Operating Partnerships and any managing agents for or Persons performing work at the Properties to comply with all Environmental Laws applicable to the Properties, including the use, maintenance and operations of the Properties and all activities and conduct related thereto; or (4) prohibit (i) treatment or disposal of any Contaminant at any of the Properties; (ii) generation, use, handling or storage at any of the Properties of any waste other than office trash or household waste or any Contaminant other than of a type and in quantities normally associated with the use for which the Properties are intended as of the date of this Agreement; or (iii) generation, use, handling, storage, transportation, disposal or arrangement for transportation or disposal of any Contaminant required to have a manifest under 40 C.F.R. Part 262.

    5.6 OTHER ACTIVITIES. Partners and any of their Affiliates may engage or possess an interest, independently or with others, in other businesses or ventures of every nature and description, including without limitation development and operation of real estate in competition with the Partnership or any of the Operating Partnerships, and neither the Partnership nor any other Partner shall have any rights in or to such ventures or the income or profits derived therefrom.

    5.7 DISTRIBUTIONS. Except as provided in Section 4, each Partner shall look solely to the assets of the Partnership for all distributions and share of profits or losses and shall have no recourse therefor (upon dissolution or otherwise) against any other Partner. No Partner shall have any right to demand or receive property other than money upon dissolution and termination of the Partnership, except as otherwise expressly provided for herein.

    5.8 CERTAIN PAYMENTS. Without limiting the other powers set forth herein, the General Partner is expressly authorized for, in the name of, and on behalf of, the Partnership to:

         (a) Pay in connection with the offering of Interests in the Partnership, commissions to Capstar Partners, Inc. in an amount up to 2% of the gross Capital Contributions of the Investor Limited Partners.

         (b) Pay to the General Partner or Affiliate(s) thereof in consideration of the services of the General Partner in connection with the organization of the Partnership, a fee (the "Organization Fee") in the amount of 4% of the gross Capital Contributions of the Investor Limited Partners.

         (c) Pay to the General Partner a nonaccountable allowance for all costs and expenses of (i) offering interests to the Investor Limited Partners in an amount equal to 1% of the gross Capital Contributions of the Investor Limited Partners and (ii) organizing the Partnership in an amount equal to 1.25% of the gross Capital Contributions of the Investor Limited Partners. The General Partner shall be obligated to pay on behalf of the Partnership all of such costs and expenses, without regard to whether such costs and expenses exceed or are less than the aforesaid allowance. In particular, and without limiting the foregoing, the General Partner shall (A) pay out-of-pocket disbursements incurred by Orion and Polar since May 19, 1995 in connection with the transactions contemplated by the Operative Documents, and (B) pay to Dewey Ballantine its fees and disbursements as counsel to Orion and Polar, in each case in such amounts as shall be mutually agreed among the Partners on or prior to the Initial Funding Date.

         (d) Pay to the General Partner or Affiliate(s) thereof a fee (the "Asset Management Fee"), for performing those services in connection with the management of the affairs of the Partnership as set forth in a certain Asset Management Agreement of even date herewith between the Partnership and the General Partner, in the amount of the excess of (i) the gross Capital Contributions of the Investor Limited Partner over (ii) the aggregate amount necessary to pay the costs incurred in connection with acquisition of its interest in the Intermediate Partnerships, make all payments required from the Intermediate Partnerships to the Operating Partnerships, repayment in full of the Bridge Loan and the payment of the fees and allowances set forth in Sections 5.8(a) through (d) and the funding of the Capital Reserve. In the event that the Asset Management Fee determined pursuant to the foregoing following payment of the Fourth Installment shall be less than $1,268,000, the General Partner shall make an additional Capital Contribution to the Partnership on or before the end of the calendar year in which the Fourth Installment is paid in an amount sufficient to enable the Partnership to pay the Asset Management Fee in the full amount of $1,268,000.

         (e) Pay to the General Partner a noncumulative fee (the "Incentive Management Fee") in respect of each year or portion thereof (i) during the period commencing on the Initial Funding Date and ending on the last day of the fifth full fiscal year after the Initial Funding Date, an annual amount equal to 50% of any Cash Flow, and (ii) for each fiscal year or portion thereof commencing with the sixth full fiscal year after the Initial Funding Date, the sum of (A) an annual amount equal to $125 multiplied by the number of apartment units owned by each Operating Partnership which Operating Partnership has positive cash flow (as computed pursuant to its Operating Partnership Agreement) for such year or portion thereof, plus (B) an annual amount equal to 50% of any Cash Flow for such fiscal year or portion thereof (after deducting from Cash Flow the amount payable for such fiscal year or portion thereof under clause (A)), plus (C) any balance in the Capital Reserve which is released pursuant to Section 5.10.

         (f) Pay to the General Partner or Affiliate(s) thereof (i) upon any sale of a Property or an Operating Partnership Interest, a fee (the "Disposition Fee") for arranging, structuring, negotiating and closing such sale and
(ii) upon the refinancing of any Mortgage (subsequent to initial permanent financing on each Property), including extension or permitted restructuring of any existing Mortgage a fee (the "Refinancing Fee") for arranging, structuring, negotiating and closing such refinancing; provided, however, that any such Disposition Fee or Refinancing Fee shall not exceed, when combined with any other fees or commissions payable by the the Intermediate Partnership or the Operating Partnership (whether or not to Affiliates of the General Partner) in connection with each such sale or refinancing, an amount equal to 4.0% of the gross sale price or the principal amount of the refinanced Mortgage.

The fees and reimbursements to the Partners or their Affiliates set forth in paragraphs (a) through (d) of this Section 5.8 shall be payable from Capital Contributions of the Investor Limited Partners and/or Bridge Loan proceeds as and when provided herein, or if not specifically provided, as and when the General Partner shall determine and without regard to the income of the Partnership, provided, however, that one or more of the payments authorized under paragraphs (a) through (d) of this Section 5.8 shall be reduced or refunded by the General Partner as it shall determine in its sole discretion to account for any delay in payment, reduction or return of Capital Contributions to the Investor Limited Partners under this Agreement and that any payment made pursuant to paragraph (d) of this Section shall be refunded by the General Partner to the extent required to pay the amounts described in clause (ii) thereof in full.

    5.9  AGREEMENTS WITH OPERATING PARTNERSHIPS.

    (a) The General Partner and its Affiliates are authorized to make loans or advances to (including Mortgages which shall be non-recourse (except that there may be recourse for fraud, misapplication of funds, material misrepresentation and environmental liability and there may be Partner Non-Recourse Debt) and non cross-collateralized)), contract and otherwise deal with, from time to time, any Operating or Intermediate Partnership or Affiliate of any Operating Partnership and in connection therewith to receive fees, prices or other compensation to the extent already paid or provided to be paid pursuant to any presently existing Operating Partnership Agreement or related agreement (the "Current Arrangements"), and otherwise in a maximum total principal amount not exceeding $180,000 and on terms no less favorable to such Operating Partnership than would be applicable if such Persons were not Affiliates of the General Partner; provided however, that in each such instance other than the provision of the Current Arrangements or any Permanent Mortgage or Standby Permanent Mortgage, the General Partner shall cause to be offered to the Investor Limited Partners the opportunity to provide or participate in such loan or advance on a pro rata basis (acceptance of which offer must be made in writing within 10 days after notice of such offer is received by the Investor Limited Partners).

    (b) If the construction financing for a Property shall mature and the Operating Partnership which owns that Property shall have been unable to obtain permanent financing on a non- recourse (except that there may be recourse for fraud, misapplication of funds, material misrepresentation and environmental liability and there may be Partner Non-Recourse Debt) and non cross-collateralization basis with a term of at least 15 years, in an amount at least sufficient to fully repay such construction financing, AMLIC will provide or cause its Affiliate to provide a "Standby Permanent Mortgage" which, at its sole option, will be either first mortgage permanent financing in an amount sufficient to fully repay such construction financing, or second mortgage permanent financing in an amount which, when added to the first mortgage permanent financing available to the Operating Partnership (which shall meet all conditions of permanent financing described above except as to amount), will be sufficient to fully repay such construction financing. A Standby Permanent Mortgage will (i) be in an amount sufficient to repay such construction financing as provided above, (ii) be for a term of at least 15 years, (iii) be payable in equal monthly installments based on an amortization schedule of at least 25 years, (iv) be on a non-recourse (except that there may be recourse for fraud, misapplication of funds, material misrepresentation and environmental liability and there may be Partner Non-Recourse Debt) and non cross-collateralized basis, (v) bear interest at a rate equal to then prevailing market rates for comparable financing and (vi) provide for the accrual (and the addition thereof to principal) of any portion of debt service payments which exceeds the sum of Operating Partnership "Net Operating Income" (operating revenues less operating expenses and required deposits to reserves) plus any Operating Partnership reserves available to pay debt service plus operating deficit loan advances due from the Operating General Partners, with such accrued amounts and interest thereon to be paid from any future Net Operating Income of the Operating Partnership in excess of debt service. Notwithstanding the foregoing, however, no such accrual shall be required and such Standby Permanent Mortgage may be declared in default at any time when the sum of Net Operating Income of the Operating Partnership plus such reserves and advances shall be less than then applicable Minimum Required Debt Service. "Minimum Required Debt Service" shall be that amount which would yield 105% debt service coverage on the aggregate debt comprising any Permanent Mortgage and Standby Permanent Mortgage based on Net Operating Income of the Operating Partnership for the six month period prior to the closing of such Standby Permanent Mortgage as determined by the Accountants.

    5.10 PARTNERSHIP RESERVES AND PAYMENT OF EXPENSES.

    (a) The General Partner shall establish, and invest in such Temporary Investments as the General Partner shall determine in its reasonable discretion, the following segregated reserve accounts in the name and for the sole and exclusive benefit of the Partnership: (i) a reserve account (the "Operating Reserve") which shall be funded in an amount not less than 50% of Cash Flow for each fiscal year through and including the fifth full fiscal year following the date hereof, and thereafter in the reasonable discretion of the General Partner; and (ii) a reserve account (the "Capital Reserve") which shall be funded in the total amount of $750,000 from the gross Capital Contributions of the Investor Limited Partners ($250,000 from the first payments made of each of the Second, Third and Fourth Installments thereof). Any interest or other earnings on the monies held in the Capital Reserve or the Operating Reserve shall be held and become a part of such Reserve.

    (b) All expenses of the Partnership, including reimbursement to the General Partner for all direct expenses reasonably incurred in connection with the affairs of the Partnership, shall be paid from available Partnership funds, including (except as to the allowances referred to in Section 5.8(c) or unless otherwise specified hereunder) funds in the Operating and Capital Reserves, as the General Partner shall determine in good faith. Without limiting the generality of the foregoing, the General Partner intends to pay or reimburse Partnership expenses first from available Partnership funds or Reserves other than the Operating Reserve and the Capital Reserve and next from the Operating Reserve. In any event expenses shall be paid last from the Capital Reserve.

    (c) If the General Partner determines, at any time after the end of the fifth full fiscal year of the Partnership following date hereof, in its reasonable discretion that, after giving effect to such release, the aggregate balance in the Capital Reserve, the Operating Reserve and any other Partnership reserve exceeds the amount required for Partnership purposes, funds in the Capital Reserve shall be released and applied to payment of the Incentive Management Fee (as provided in Section 5.8(e)); provided, however, that no such release shall reduce the then combined balance in the Capital Reserve and the Operating Reserve to less than $250,000 until the end of the tenth full fiscal year following the date of this Agreement.

    5.11 LIMITATION OF LIABILITY; INDEMNIFICATION. (a) The General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership or any Partner (i) which arises out of any action or inaction of the General Partner or its Affiliates if (x) such action or inaction has been taken pursuant to affirmative instructions of 50% in interest of the Investor Limited Partners, or (y) the General Partner or its Affiliates, in good faith, determined that such action or inaction was in the best interest of the Partnership and such action or inaction did not constitute gross negligence, breach of fiduciary duty, material breach of this Agreement or any Operative Document or willful misconduct of the General Partner or such Affiliates or (ii) which arises out of any circumstances existing or events occurring prior to the Initial Funding Date to the extent that such liabilities, loss, damage, fees, costs and expenses, judgments or amounts paid in settlement arise from those circumstances or events for which, and to the extent, amounts have been provided or reserved for in the Initial Projections or otherwise budgeted for by the Partnership, Intermediate Partnership or Operating Partnership as of the Initial Funding Date or to the extent the General Partner did not have and should not reasonably have had after commercially reasonable diligence, actual knowledge. The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in their capacity as General Partner in connection with the Partnership, provided that the same were not the result of negligence, breach of fiduciary duty, material breach of this Agreement or any Operative Document or misconduct on the part of the General Partner or such Affiliates and were the result of a course of conduct which such General Partner or its Affiliates, in good faith, determined was in the best interest of the Partnership and provided further that the same do not arise from any circumstances existing or events occurring prior to the Initial Funding Date. Any indemnity under this Section 5.11(a) shall be provided out of and to the extent of Partnership assets only and no Investor Limited Partner shall have any personal liability on account thereof. Notwithstanding the foregoing, the General Partner and its Affiliates shall not be indemnified for any Environmental Damages arising from any violation of any Environmental Laws by the General Partner, the Partnership, any of the Intermediate Partnerships, any Intermediate General Partner, either of the Operating Partnerships relating to the Properties in Iowa (namely, 65th Street Partnership and 60th Street Partnership) or the Operating General Partner of either of those two Operating Partnerships.

    (b) The General Partner shall defend, indemnify and hold harmless the Partnership, the Investor Limited Partners and the Indemnitees from any liability, loss, damage, fees, costs and expenses, judgments or amounts paid in settlement, including, without limitation, any Environmental Damages, incurred by reason of (i) matters as to which the General Partner is not absolved of liability pursuant to the first sentence of Section 5.11(a), (ii) Tax Credit recapture or the cost of the posting of any bond pursuant to Section 42 of the Code suffered by any Investor Limited Partner arising from the loss of ownership of a Property due in whole or in part to the stated maturity date (not by reason of acceleration) of the permanent Mortgage being earlier than the end of the Compliance Period for such Property or (iii) the ownership by the Intermediate Partnership known as CPI Housing Partners I, L.P. of an interest in Chimney Ridge Partners, Ltd. (a South Carolina limited partnership) or the assignment of such interest by such Intermediate Partnership.

    Notwithstanding Section 5.11(a), the General Partner and its Affiliates and any Person acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of any alleged violation of Federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of litigation costs, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of litigation costs, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

    In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission (and the position of any state securities administrator whose rules or published policies require such disclosure, if the Interests were sold or any Investor Limited Partner is headquartered in such state) with respect to the issue of indemnification for securities law violations.

    The Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is herein prohibited.

    For purposes of this Section 5.11 only, the term "Affiliate" shall mean any person performing services on behalf of the Partnership, within the scope of authority of the General Partner, who (i) directly or indirectly controls, is controlled by or is under common control with the General Partner; (ii) owns or controls 10% or more of the outstanding voting securities of the General Partner; (iii) is an officer, director, partner or trustee of the General Partner; or (iv) is any company for which the General Partner acts as officer, director, partner or trustee.

    5.12 AFFILIATES. Subject to Section 5.3(a)(4), the Partnership is authorized to employ, contract and deal with, from time to time, any Partner (including the General Partner) or any Affiliate, and in connection therewith to pay such Person fees, prices or other compensation, provided that such employment, contracts and dealings are necessary or appropriate for Partnership purposes and the fees, prices or other compensation paid by the Partnership therefor is, in the judgment of the General Partner, reasonable or competitive with the fees, prices or other compensation customarily paid for similar property or services in the same geographic area.

    5.13 BORROWINGS.

    (a) Subject to Section 5.3, the Partnership is authorized to borrow Bridge Loans and also to borrow funds from the General Partner or its Affiliates provided that such borrowings from the General Partner or its Affiliates shall be unsecured and the Partnership may not pay in connection therewith (i) interest or other financing charges or fees in excess of the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose in the same locality or (ii) any prepayment charge or penalty. If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not be an increase of such Partner's Capital Contribution and shall not affect such Partner's share of profits, losses, Tax Credits and distributions.

    (b) AMLIC shall be obligated to make (or cause its Affiliate to make) loans to the Partnership in such amounts, and from time to time, as shall be necessary to permit the Partnership to make capital contributions to the Intermediate Partnerships equal to capital contributions to be made by the Intermediate Partnerships to the Operating Partnerships, and to pay fees and other expenses payable from time to time by the Partnership ("Bridge Loans"). The Bridge Loan: (i) shall be made upon written demand by the General Partner as needed by the Partnership to meet its aforesaid cash requirements after application of all other available funds of the Partnership (provided that no advance shall be required at any time when the then outstanding principal balance of the Bridge Loan plus a reasonable projection of interest accruing thereon will exceed the total future Capital Contributions expected to be payable by the Investor Limited Partners); (ii) bear interest at a fixed rate equal to 10.0% per annum; (iii) shall be repaid from the Capital Contributions of the Investor Limited Partners upon receipt thereof and before any other application thereof; and (iv) shall be unsecured.

    5.14 DELEGATION OF GENERAL PARTNER AUTHORITY. If at any time there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of its powers or duties hereunder to another General Partner or General Partners.

    5.15 EXECUTION OF INSTRUMENTS. Every contract, deed, mortgage, lease and other instrument executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof that (a) the Partnership was in existence, (b) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partner (except as shown in certificates or other instruments duly filed in the Filing Office) and (c) the execution and delivery of such instrument was duly authorized by the General Partner. Any Person may always rely on a certificate addressed to him and signed by the General Partner hereunder:

         (1) As to the identity of the General Partner or Investor Limited Partners hereunder;

         (2) As to the existence or nonexistence of any fact which constitutes a condition precedent to acts by the General Partner or is in any other manner germane to the affairs of this Partnership;

         (3) As to who is authorized to execute and deliver any instrument or document of the Partnership; or

         (4) As to the authenticity of any copy of this Agreement and amendments thereto.

    5.16 PURCHASE OF CERTAIN OPERATING PARTNERSHIP INTERESTS. In the event that, on June 15, 1997, with respect to any Property (i) the Completion Date and 8609 Issuance shall not have occurred, (ii) 80% of the apartment units therein shall not have been occupied by tenants meeting Tax Credit requirements or (iii) Permanent Mortgage Closing shall not have occurred, then, the General Partner shall cause AMLIC to purchase (or cause another party to purchase) within 15 business days the interest of the Partnership in the Intermediate Partnership which has an interest in such Property for the purchase price set forth below, which price shall then be distributed to the Investor Limited Partners as a return of capital. The purchase price to be paid pursuant to this Section 5.16 shall be an amount determined by the Accountants, based on their recomputation of the Initial Projections to reflect the disposition of such Interest, any transaction costs, Tax Credit recapture (or the cost of posting any bond) and any other Federal income tax cost resulting from such purchase and the aforesaid distribution to the Investor Limited Partners of the purchase price (but no other changes) in order to achieve an Internal Rate of Return of 12.26%.

SECTION 6.    RIGHTS AND LIABILITIES OF LIMITED PARTNERS

    6.1  LIABILITY OF LIMITED PARTNERS.

    (a) No Investor Limited Partner shall be liable for any debts, liabilities, contracts, or obligations of the Partnership. An Investor Limited Partner shall be liable only to make payments of its Capital Contribution as and when due hereunder. After its Capital Contribution shall be fully paid, no Investor Limited Partner shall be required to make any further capital contributions or lend any funds to the Partnership or to repay to the Partnership, any Partner or any creditor of the Partnership any portion of any negative balance in its Capital Account, except as otherwise required by the Uniform Act or Section 6.1(b).

    (b) In the event the Partnership is required, pursuant to applicable law, to return to any Intermediate Partnership any funds previously distributed by such Intermediate Partnership to the Partnership, which funds have been distributed by the Partnership in turn to the Investor Limited Partners hereunder, the Investor Limited Partners shall, upon notice from the General Partner, return promptly as a Capital Contribution to the Partnership that portion of such Partnership distribution (in proportion to the amounts distributed to them) as shall be required by the Partnership to meet its obligation to return funds to such Intermediate Partnership.

    6.2  NO RIGHT TO MANAGE, DISSOLVE OR PARTITION.  No Investor Limited
Partner shall take part in the management, control, conduct or operation of the Partnership, or have any right, power or authority to act for or bind the Partnership. No Investor Limited Partner shall have the right to bring an action for dissolution or partition against the Partnership and each Investor Limited Partner hereby agrees to indemnify and hold harmless the Partnership and each other Partner from any loss, liability, cost or expense arising from any such action brought by it.

    6.3 PRIORITY. Except as otherwise specifically provided herein, no Investor Limited Partner shall have priority over any other Investor Limited Partner either for the return of Capital Contributions or distributions from, or allocations of profits, losses or Tax Credits of, the Partnership.

    6.4 DEATH OR DISABILITY OF LIMITED PARTNER. The Partnership shall not be dissolved by the death, insanity, adjudication of incompetency, bankruptcy, insolvency or withdrawal of any Investor Limited Partner, by the assignment by any Investor Limited Partner of its Interest, or by the admission of a Substituted Investor Limited Partner.

SECTION 7.    TRANSFERABILITY OF LIMITED PARTNER INTERESTS

    7.1  ASSIGNMENTS.

    (a) Except by operation of law, an Investor Limited Partner may not assign, transfer or otherwise Dispose of all or any part of its Interest without the prior written consent of the General Partner, the giving or withholding of which is exclusively within its discretion. In addition, Consent of the Limited Partners shall be required for any assignment or other Disposition of AMLIC's Interest (directly or indirectly, including disposition of the beneficial interest thereof, by stock transfer or otherwise), by AMLIC or any other Affiliate of the General Partner, except that no such Consent shall be required for any such Disposition by AMLIC or such Affiliate (i) where the transferee is an Affiliate of AMLIC and AMLIC remains primarily liable for all of its obligations under this Agreement including without limitation all obligations hereunder with respect to the Disposed Interest, (ii) following the expiration of the Compliance Period for the last of the Properties placed in service,
(iii) where (a) the Disposition is to occur after payment of the Fourth Installment and the expiration of or performance of the obligations of AMLIC set forth in Section 5.16, (b) the Disposition will not result in recapture of Tax Credits from any other Investor Limited Partner, and (c) the Accountants shall determine, based on a duly authorized officer's certificate of AMLIC, that the Tax Credits attributable to the Interest to be Disposed of will not reduce dollar for dollar the Federal income tax liability of AMLIC for its taxable year in which the Disposition is proposed or any prior or subsequent year in which such Tax Credit is expected to be available or to which such Tax Credit can be carried back or forward pursuant to the Code, or (iv) as to which the Partnership shall receive a legal opinion to the effect that AMLIC is required to Dispose of such Interest in order to conduct its customary businesses in compliance with applicable laws and regulations and the Disposition will not result in recapture of Tax Credits from any other Investor Limited Partner.
Upon the occurrence of any Disposition by AMLIC of its Interest other than a Disposition with the Consent of the Limited Partners or pursuant to clauses (i) or (ii) above, the Accountants shall make a projection of Tax Credits and federal income tax losses allocable to the AMLIC Interest so Disposed (the "AMLIC Interest") for each year from the date of the Disposition through the end of the Compliance Period based on all facts and circumstances then known and income tax laws and regulations then in effect. Thereafter, annually within 30 days after the issuance of Schedule K-1 with respect to the AMLIC Interest for each year through the year including the end of the Compliance Period, AMLIC shall pay to Orion and Polar (one-half to each) an amount equal to the excess (if any) of (a) the cumulative sum of the aforesaid projected Tax Credits and 35% of the aforesaid projected Federal income tax losses over (b) the cumulative sum of the amounts previously paid pursuant to this sentence, the actual Tax Credits and 35% of the actual Federal income tax losses attributable to the AMLIC Interest (actual Tax Credits and actual Tax Losses shall be those as reported on Schedule K-1 as issued each year by the Partnership), determined in each case from the Disposition date through the year for which such Schedule K-1 is issued (provided that in no event shall the total of such payments exceed the amount received by AMLIC in consideration for such Disposition). The provisions of this Section 7.1(a) shall not apply to transactions permitted or required by
Section 3.10 hereof.

    (b) An assignee of an Investor Limited Partner who does not become a Substituted Investor Limited Partner in accordance with Section 7.2 shall have the right to receive the same share of profits, losses, credits and distributions of the Partnership to which the assigning Investor Limited Partner would have been entitled if no such assignment had been made by such Investor Limited Partner.

    (c) Any Investor Limited Partner who shall assign all its Interest shall cease to be an Investor Limited Partner and shall no longer have any rights or privileges of an Investor Limited Partner except that, unless and until the assignee of such Investor Limited Partner is admitted to the Partnership as a Substituted Investor Limited Partner in accordance with Section 7.2, said assigning Investor Limited Partner shall retain the statutory rights and be subject to the statutory obligations of an assignor limited partner under the Uniform Act.

    (d) In the event any assignment of an Investor Limited Partner's Interest as an Investor Limited Partner shall be made, there shall be filed with the Partnership (and the Partnership need not recognize such assignment until such filing) a fully and duly executed and acknowledged counterpart of the instrument making such assignment. Such instrument must evidence the written acceptance by the assignee of all the terms and provisions hereof. If the General Partner shall recognize any assignment, such assignment shall be promptly recorded by the General Partner on the Partnership Register. The General Partner shall cause the assignor to bear all costs in connection with an assignment consented to by the General Partner.

    (e) An assignee of an Investor Limited Partner's interest as an Investor Limited Partner who does not become a Substituted Limited Partner as provided aforesaid and who desires to make a further assignment or other Disposition of such interest shall be subject to all the provisions of this Section 7 to the same extent and in the same manner as any Investor Limited Partner desiring to make an assignment or other Disposition of its Interest.

    7.2 SUBSTITUTED INVESTOR LIMITED PARTNERS. No Investor Limited Partner shall have the right to substitute an assignee as an Investor Limited Partner in its place without the consent of the General Partner, which consent is solely within its discretion. The consent of the General Partner to an assignment of an Investor Limited Partner Interest under Section 7.l shall not, in and of itself, constitute consent under this Section 7.2. Each Substituted Investor Limited Partner shall execute such instruments as shall be required by the General Partner in its sole and absolute discretion to signify the agreement of such Substituted Investor Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as an Investor Limited Partner. Any substitutions of Investor Limited Partners permitted by the General Partner shall promptly be recorded in the Partnership Register.

    7.3  RESTRICTIONS; ADDITIONAL LIMITED PARTNERS.

    (a) Except for a Disposition made pursuant to Section 3.10, no Disposition may be made if the Interest sought to be Disposed of when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of Disposition could, in the opinion of Tax Counsel, result in the termination of the Partnership under Section 708 of the Code.

    (b) In no event shall all or any part of an Investor Limited Partner Interest be Disposed of to a minor or to an incompetent.

    (c) The General Partner may in its sole and absolute discretion, in addition to any other requirement it may impose, require as a condition of Disposition that the transferor (i) assume all costs incurred by the Partnership in connection therewith, including, without limitation, fees and expenses of Tax Counsel or other professionals retained by the Partnership and (ii) furnish the Partnership with a satisfactory opinion of counsel that such Disposition complies with applicable Federal and state securities laws.

    (d) No Disposition shall be made if, in the opinion of Tax Counsel, such Disposition would cause the Partnership to become a "publicly-traded partnership" for Federal income tax purposes and such result would have materially adverse Federal income tax consequences for any Partner.

    (e)  Any Disposition in contravention of any of the provisions of this
Section 7.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.

    (f) No person may be admitted as an additional limited partner of the Partnership without the consent of each Investor Limited Partner. Any such additional limited partner shall, by its execution of this Agreement and as a condition of receiving any interest in the Partnership, agree to be bound by the terms of this Agreement. Upon the admission of any additional limited partner, an amendment to the Certificate, reflecting such admission, shall be filed with the appropriate governmental authorities if required by the Uniform Act or the laws of the State of Iowa and Florida. If and to the extent required by the terms of the Uniform Act or such other laws, such amendment shall amend
Schedule A hereof to reflect the names, addresses and Capital Contributions of such additional limited partner, and shall set forth the agreement of such additional limited partner to be bound by all the provisions of this Agreement. The parties acknowledge that any transferee of all or a portion of the Interest of AMLIC pursuant to a Disposition where no Consent of the Limited Partners is required pursuant to Section 7.1(a) which is to be admitted to the Partnership as a limited partner shall be admitted as a substitute limited partner subject to compliance with all requirements for admission as such under this Agreement (including without limitation the requirements set forth in Section 7.2), but such admission shall not require the consent of each Investor Limited Partner set forth in the first sentence of this Section 7.3(f).

SECTION 8. WITHDRAWAL OF A GENERAL PARTNER; DISPOSITION OF A GENERAL PARTNER'S INTEREST

    8.1 TRANSFER AND WITHDRAWAL. The General Partner may not voluntarily Withdraw from the Partnership or transfer all or any part of its Interest in the Partnership without the Consent of the Limited Partners. However, without the Consent of the Limited Partners, the General Partner may assign or transfer a portion of its Interest to an Affiliate provided that the General Partner maintains at least a 1% Interest in the Partnership or GrA Partners Joint Venture may dissolve and the partners or joint venturers thereof be admitted as General Partners hereunder in accordance with the proviso in the definition of "Withdrawal" in Section 2.1 hereof.

    8.2 OBLIGATION TO CONTINUE. Upon the Withdrawal of a General Partner or upon the dissolution of GrA Partners Joint Venture and the admission as General Partners hereunder of the partners or joint venturers thereof in accordance with the proviso in the definition of "Withdrawal" in Section 2.1 hereof, any remaining General Partner shall have the right and obligation to continue the business of the Partnership and shall, within two business days, notify the Limited Partners of such Withdrawal.

    8.3 WITHDRAWAL OF ALL GENERAL PARTNERS. If, following the Withdrawal of a General Partner, there is no remaining General Partner, the Limited Partners may elect to continue the Partnership and continue the business of the Partnership for the balance of its term by selecting a successor General Partner within 90 days after the Withdrawal of the last serving General Partner. If the Limited Partners so elect and admit the successor General Partner, the relationship among the then Partners shall be governed by this Agreement.

    8.4 INTEREST OF GENERAL PARTNER AFTER REMOVAL OR WITHDRAWAL. In the event of the Withdrawal of a General Partner or removal of a General Partner pursuant to Section 3.8, the Withdrawing General Partner hereby covenants and agrees to transfer to any remaining General Partner(s) or to a successor General Partner selected in accordance with Section 8.3, as the case may be, the Withdrawing General Partner's entire Interest without consideration of any kind. The transfer of the Withdrawing General Partner's Interest in accordance with the provisions of this Section 8.4 shall, for the purposes of Section 4, be deemed to be effective immediately prior to the effectiveness of such Withdrawal, but the Partnership shall not make any distributions to the designated transferee until the transfer has been made.

    8.5 ADDITIONAL GENERAL PARTNERS. The General Partner shall have the right to designate one or more Persons as additional General Partners. Notice of any such designation shall be promptly given to all the other Partners. Any such designation shall be subject to the Consent of the Limited Partners. Subject to
Section 8.1, the General Partner shall assign to such Persons such portion of their Interests as may be agreed upon by the General Partner and such Persons.

SECTION 9.    BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.

    9.1 BOOKS AND RECORDS. The General Partner shall cause the Partnership to maintain all books of account of the Partnership, in which shall be entered, fully and accurately, each and every transaction of the Partnership and all other books and records which are required under the Uniform Act or by any governmental agencies having jurisdiction over the Partnership and may maintain such other books and records as the General Partner in its exclusive discretion deems advisable. The Partnership will also maintain the Partnership Register in accordance with this Agreement. The books of account and all other books and records, including the Partnership Register, shall be available for examination by any Partner, or its duly authorized representatives, at the principal office of the Partnership at any and all reasonable times.

    The Partnership will also obtain the books and records of any Intermediate Partnership and have them available for examination by any Partner, or its duly authorized representatives, at the request of any Partner.

    9.2 BANK ACCOUNTS. The bank accounts of the Partnership shall be maintained with such financial institutions, and withdrawals shall be made on such signature(s), as the General Partner may determine in its reasonable discretion. All deposits and other funds not needed in the operation of the business shall be deposited in interest-bearing bank accounts or invested in Temporary Investments maturing within one year.

    9.3 FISCAL AND TAX YEAR. The fiscal year of the Partnership shall end on December 31 of each year or as otherwise required by the Code. The tax year of the Partnership shall be the calendar year or as otherwise required by the Code.

    9.4 ACCRUAL BASIS. The books of the Partnership shall be kept on the accrual basis.

    9.5 ACCOUNTANTS; FILING OF RETURNS. The Accountants shall prepare, for execution by the General Partner, all tax returns, reports and statements of the Partnership and shall prepare or review all annual financial reports to the Partners to the extent provided in Section 9.8(a). All such tax returns, reports and statements which must be filed on behalf of the Partnership and those to be filed on behalf of the Intermediate Partnerships and (to the extent permitted under the applicable Operating Partnership Agreement) the Operating Partnerships with any taxing governmental authority shall be submitted, or caused to be submitted, by the General Partner to the Investor Limited Partners, and not before thirty days thereafter (and not without consultation with the Investor Limited Partners if the Tax Credits, income, losses and depreciation claimed on such tax return and allocated to the Investor Limited Partners deviate from the amounts shown in the Initial Projections, or, after then in effect, the Final Projections), the General Partner shall make or consent to the timely filing thereof. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

    9.6 FEDERAL INCOME TAX ELECTIONS. Subject to Section 9.7, all elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will be, in the opinion of the General Partner in its sole and absolute discretion, most advantageous to a majority in Interest of the Investor Limited Partners.

    9.7 SPECIAL BASIS ADJUSTMENTS. In the event of a transfer of all or any part of the Interest of any Partner for a consideration in excess of the adjusted basis of such Interest for Federal income tax purposes, the transferor may, in its sole and absolute discretion, cause the Partnership to (i) elect pursuant to Section 754 of the Code to adjust the basis of the Partnership property and (ii) to the extent so permitted under the applicable partnership agreement, cause the Intermediate Partnership and the Operating Partnership to make corresponding elections. Any adjustments made pursuant to said Section 754 and all expenses related thereto shall affect and be borne by only the successor in Interest to the transferring Partner. Each Partner will furnish the Partnership all information necessary to give effect to such election.

    9.8  INFORMATION TO PARTNERS.

    (a) The General Partner shall cause the Partnership to deliver to all Persons who were Partners at any time during the tax year, no later than 90 days after the end of each tax year, all data and information regarding the business of the Partnership as may be necessary for the Partnership and each such Partner to prepare its federal, state and local tax returns. Without limiting the foregoing, the General Partner will provide (or cause to be provided) to each of the Partners an actual Schedule K-1 or its best estimate Schedule K-1 for each of the Partnership, each Intermediate Partnership and each Operating Partnership no later than 90 days after the end of each tax year and, in all events, will provide (or cause to be provided) to each of the Partners an actual Schedule K-1 for each of the Partnership, each Intermediate Partnership and each Operating Partnership by June 30 of each year. In addition, no later than 90 days after the end of each fiscal year, the General Partner shall cause the Partnership to deliver to all Partners, (i) a financial report of the Partnership, each Intermediate Partnership and each Operating Partnership for each such Entity's prior fiscal year, including a balance sheet and statements of profit and loss, Partners' equity and cash flow, which balance sheet and statements shall be prepared by the Accountants in accordance with generally accepted accounting principles; (ii) a descriptive statement of all transactions during the fiscal year between or among the General Partner or Affiliate thereof, the Partnership, any Intermediate Partnership or any Operating Partnership, including the nature of the transaction and the payments involved (including accrued cash or other payments); and (iii) a report on the activities of the Partnership and each of the Intermediate Partnerships and the Operating Partnerships during the fiscal year. The books of the Partnership shall be examined in accordance with generally accepted auditing standards annually as of the end of each fiscal year of the Partnership by the Accountants. The financial statements of the Partnership shall be accompanied by the opinion of the Accountants that the balance sheet and financial statements prepared by the Accountants have been prepared in accordance with generally accepted accounting principles applied consistently with prior periods, identifying any matters to which the Accountants take exception and stating, to the extent practicable, the effect of each such exception on such financial statements. Upon the written request of any Investor Limited Partner for further information with respect to any matter covered above, the Partnership shall furnish such information within 30 days of receipt of such request to the extent the Partnership possesses such information or may obtain it without unreasonable effort or expense.

    (b) Prior to December 1 of each taxable year, the Partnership shall send to all Partners an estimate of each Partner's share of the Tax Credits, profits and losses of the Partnership for Federal income tax purposes for the current tax year. The General Partner shall from time to time submit to the Partners such other written reports and information regarding the operations of the Partnership as may be required by any Investor Limited Partner to satisfy its reporting requirements or any governmental authorities.

    (c) Within sixty (60) days after the end of each calendar quarter, the General Partner will cause the Partnership to prepare and distribute (or cause to be prepared and distributed) to each of the Partners copies of quarterly operating statements for the Partnership, each Intermediate Partnership and each Operating Partnership.

    (d) No cause of action shall accrue to any Investor Limited Partner if the General Partner shall have acted in good faith and without negligence or misconduct in attempting to satisfy the requirements of this Section 9.8.

SECTION 10.   POWER OF ATTORNEY

    10.1 POWER OF ATTORNEY. Each Investor Limited Partner hereby irrevocably constitutes and appoints the General Partner, each person acting from time to time as a general partner of the General Partner (each of such Persons hereinafter referred to as the "Attorney"), and each of them acting singly, with full power of substitution, the true and lawful attorney-in-fact of such Investor Limited Partner, with full power and authority to act in its name, place and stead, to make, execute, sign, acknowledge, swear to, verify, deliver, file, record and publish the following documents:

    (a) any certificate, instrument or document which the General Partner believes is necessary or appropriate to be filed by the Partnership under the laws of any state or by any governmental agency including, without limitation, for purposes of qualifying the Partnership to do business in a state in which any Intermediate Partnership is doing business or to protect the limited liability of the Investor Limited Partners;

    (b) any certificate, instrument or document which may be required to effect the continuation of the Partnership, the Withdrawal of the Original Limited Partner or of an Investor Limited Partner, the admission of an Investor Limited Partner or the dissolution and termination of the Partnership, provided such continuation, admission, dissolution and termination is in accordance with the terms of this Agreement;

    (c) any document necessary or appropriate for the Disposition of, or suspension of benefits with respect to, a Defaulted Interest in accordance with
Section 3.5; and

    (d)  any amendment to this Agreement made in accordance with Section 11.2.

    With respect to the exercise of any of the foregoing powers and authority which may involve a ratification or consent required by the Uniform Act, each Investor Limited Partner, by its execution hereof, acknowledges that once the provisions of this Agreement providing for the Consent of the Limited Partners with respect to such action have been complied with, the Attorney's foregoing power and authority to act for such Investor Limited Partner in respect of such action shall be effective notwithstanding that such Investor Limited Partner may not have specifically consented to such action when the General Partner sought the Consent of the Limited Partners for such action.

    10.2 DURATION OF POWER OF ATTORNEY. It is expressly intended by each of the Investor Limited Partners and the General Partner that the power of attorney granted under Section 10.1 (the "Power of Attorney") is coupled with an interest, and it is agreed that the Power of Attorney shall survive (a) the death, incompetency, dissolution or merger of any Investor Limited Partner or Attorney and (b) the assignment by any Investor Limited Partner of the whole or any portion of its Interest, except that, where the transferee of the Interest has been approved by the General Partner for admission to the Partnership as a Substituted Investor Limited Partner, the Power of Attorney shall survive such transfer for the sole purpose of enabling the Attorney to execute, acknowledge and file any instrument or document necessary to effect such substitution.

SECTION 11.   MISCELLANEOUS

    11.1 NOTICES. Notices to the Partnership shall be sent to the principal office of the Partnership and to the General Partner by certified mail, return receipt requested. Notices to a Partner shall be sent to its address as set forth on the Partnership Register. Any Partner may require notices to be sent to a different address by giving notice to the Partnership in accordance with this Section 11.1. Any notice or other communication to an Investor Limited Partner required or permitted hereunder shall be in writing, and shall be deemed to have been given (unless otherwise specified in this Agreement) if and when delivered personally, sent by nationally recognized overnight courier service and evidenced by a receipt therefor or mailed first class, postage prepaid, by certified mail, return receipt requested, to such Investor Limited Partner at such address.

    11.2 AMENDMENTS. This Agreement may not be amended or modified except by the General Partner with the Consent of the Limited Partners which Consent may be withheld in their sole discretion; provided, however, that all the Investor Limited Partners shall have given their consent in writing to any amendment which would (i) extend the term of the Partnership or (ii) amend this
Section 11.2, and any Investor Limited Partner adversely affected thereby shall have given its consent to any amendment which would (x) increase the amount of Capital Contributions payable by such Investor Limited Partner or accelerate the date certain for payment of the Installments set forth in Section 3.3(a)(2)(A), 3.3(a)(3)(A) and Section 3.3(a)(4), (y) increase the liability of such Investor Limited Partner or (z) reduce such Investor Limited Partner's share of profits, losses, Tax Credits or distributions;

    11.3 TIME OF ADMISSION. Each Investor Limited Partner shall be deemed to have been admitted to the Partnership as of the first day of the month in which it becomes an Investor Limited Partner for all purposes of this Agreement, including Section 4; provided, however, that if regulations are issued or an amendment to the Code is adopted which would require, in the opinion of the Accountants, that an Investor Limited Partner be deemed admitted on a date other than as of the first day of such month, then the General Partner shall select a permitted admission date which is most favorable to such Investor Limited Partner.

    11.4 ENTIRE AGREEMENT. This Agreement and the Subscription Agreement constitute the entire agreement among the parties and supersede any prior agreement or understanding among them with respect to the subject matter hereof and thereof.

    11.5 HEADINGS. All article and section headings in this Agreement are for convenience of reference only and are not intended to, and shall not, modify or control the meaning of this Agreement as set forth in the text of any article or section hereof.

    11.6 SEPARABILITY PROVISION. If the operation of any provision of this Agreement would contravene the mandatory provisions of the Uniform Act, result in the imposition of general liability on any Investor Limited Partner or cause any Investor Limited Partner to be bound by the obligations of the Partnership under the laws of the State, as the same may now or hereafter exist, such provision shall be void and ineffectual. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid or contrary to any existing or future law, the remainder of this Agreement, or the application of such provision to a Person or circumstance other than those as to which it is held invalid, shall not be affected thereby.

    11.7 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter as the identity of the Person or Persons may require. Where the context admits, the singular forms of terms used herein shall include the plural and the plural shall include the singular.

    11.8 BINDING AGREEMENT. This Agreement and the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, assigns, legal representatives, executors and administrators, except as otherwise provided herein.

    11.9 COUNTERPARTS; EXECUTION. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto. A Person may be admitted as an Investor Limited Partner and become bound by this Agreement if such Person (or a representative authorized by such Person in writing) executes this Agreement or any other writing evidencing the intent of such Person to become an Investor Limited Partner and complies with the conditions for becoming an Investor Limited Partner as set forth in this Agreement. Upon acceptance by the General Partner, each such Investor Limited Partner, including any Substituted Investor Limited Partner, additional General Partner, or successor General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by, all the provisions of this Agreement.

    11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State.

    11.11 DELIVERY OF CERTIFICATE AND AMENDMENTS. Promptly upon the filing of the Certificate and each amendment thereto in the Filing Office and promptly upon the complete execution of any amendments to this Agreement, the General Partner shall deliver or mail a true, correct and complete copy thereof to each Investor Limited Partner.

    11.12 CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees, and each successor or assign thereof and each person that shall become a Partner after the Initial Funding Date, by becoming a party to this Agreement, shall be deemed to have agreed (a) that it will not issue or release for publication any article or advertising or publicity matter relating to or otherwise disclose the transactions contemplated herein or in the other Operative Documents and mentioning the identity of any Investor Limited Partner or any of its Affiliates without the prior written consent of such Investor Limited Partner and (b) that the terms and conditions of this Agreement, the Subscription Agreements, the Initial Projections and such other projections contemplated under this Agreement will, except to the extent required to be disclosed to or filed with any governmental authority pursuant to applicable legal requirements, be maintained in strictest confidence and shall not be disclosed or disseminated to any other Person other than (i) to any prospective successors, assign or new Partner which has agreed with such party or the Partnership that, upon disclosure of such terms and conditions, such prospective successor, assign or new Partner shall be deemed to be bound by the terms of this Section 11.12, whether or not such Person becomes a party hereto and (ii) to attorneys, accountants and financial, insurance and other independent advisors of any such party who have been similarly advised of the provisions of this Section 11.12.

    IN WITNESS WHEREOF, each of the parties hereto has executed and sworn to this Agreement as of the 1st day of September, 1995.

GENERAL PARTNER:                             ORIGINAL LIMITED PARTNER:
----------------                             -------------------------

GrA PARTNERS JOINT VENTURE,                  AMERUS PROPERTIES, INC.

By:  AmerUs Properties, Inc., a              By:/s/Gene C. Harris
     joint venturer                             --------------------------------
                                                  Gene C. Harris, Vice President

     By:/s/Gene C. Harris
        ----------------------
          Gene C. Harris, Vice
          President

By:  AGGR Central Services, L.L.C.


     By:/s/Kenneth M. Robins
        --------------------
          Kenneth M. Robins,
          attorney in fact for
          Robert S. Grimes, Manager


INVESTOR LIMITED PARTNERS:

AMERICAN MUTUAL LIFE INSURANCE
COMPANY


By: /s/ Diane M. Davidson
   --------------------------------
Name: Diane M. Davidson
     ------------------------------
Title: Assistant Secretary
      -----------------------------

NCC ORION COMPANY


By:/s/Richard E. Lucey
   --------------------------------
Name:Richard E. Lucey
     ------------------------------
Title:President
      -----------------------------

NCC POLAR COMPANY


By: /s/ Richard E. Lucey
   ---------------------------
Name: Richard E. Lucey
     ---------------------------
Title: President
      ---------------------------


    The undersigned hereby executes this Agreement below to acknowledge and confirm its obligations pursuant to Sections 5.9(b), 5.13(b), 5.16 and 7.1 hereof.


                        AMERICAN MUTUAL LIFE INSURANCE COMPANY


                        By:/s/Diane M. Davidson
                            ---------------------------
                        Name:Diane M. Davidson
                              -------------------------
                        Title:Assistant Secretary
                               ------------------------



ATTACHMENTS
-----------

Schedule A    Partner's Names, Addresses and Capital Contributions

Exhibit A     Initial Projections
Exhibit B     Legal Descriptions of Property Sites
Exhibit C     Title Insurance Requirements

                  AMERICAN MUTUAL AFFORDABLE HOUSING PARTNERS, L.P.

               Schedule A - Names, Addresses and Capital Contributions
            --------------------------------------------------------


General Partner                        Capital Contribution
---------------                         --------------------

GrA Partners Joint Venture             $100
c/o AmerUs Properties, Inc.
6000 Westown Parkway
West Des Moines, IA  50266





                                                                                          PERCENTAGE INTEREST IN
                                TOTAL AGREED-TO               PAID-IN                   PROFITS, LOSSES AND DIS-
    INVESTOR                      CAPITAL                     CAPITAL                  TRIBUTIONS ALLOCABLE TO THE
LIMITED PARTNERS                CONTRIBUTION               CONTRIBUTION               INVESTOR LIMITED PARTNERS
-----------------                ---------------            --------------             ----------------------------

American Mutual Life Insurance     $ 2,160,000               $  248,000                                 9.747292%
 Company
6000 Westown Parkway
West Des Moines, IA  50266

NCC Polar Company                  $10,000,000               $1,150,000                                 45.126354%
200 Park Avenue
New York, NY  10166

NCC Orion Company                  $10,000,000               $1,150,000                                 45.126354%
200 Park Avenue
New York, NY  10166


                                      EXHIBIT C
                                     ----------

                   TITLE INSURANCE REQUIREMENTS FOR INVESTMENTS IN
                     LOW-INCOME HOUSING TAX CREDIT HOUSING PROJECT

A.  REQUIREMENTS RELATING TO THE TITLE INSURANCE COMPANY:

    The fee simple interest of the Partnership which owns the Property must be insured by an acceptable title insurance policy issued by a title insurance company which has the financial strength to pay any claims made under the policy. The General Partner will have the right, in their sole discretion, to approve the primary title insurance company and any reinsurer insurance company involved in the issuance of the title policy. The General Partner will require compliance with the following requirements with respect to the title insurance company and any reinsurer:

         1. The maximum single risk by any single title insurer may not exceed 25% of that company's capital, surplus, and statutory reserves. Excess amounts may be covered by appropriate reinsurance arrangements, with direct access, with other acceptable title insurance companies.

         2. Each title insurer and reinsurer must be authorized to do business in all jurisdiction where the Property is located.

B.  REQUIREMENTS RELATING TO THE TITLE INSURANCE POLICY:

    In addition, the title policy must insure the Partnership's fee simple interest in the Property and must be acceptable to the General Partner in its sole discretion. The General Partner will require compliance with the following requirements with respect to the title insurance policy for the Property:

         1. The amount of the title insurance policy must equal the original principal amount of the total capital contributions made, or which are anticipated to be made, by any partner of the Partnership, any grants made in connection with the Property, and the higher of: (a) the aggregate debt with respect to the construction of the Property and which is secured, or to be secured, in whole or in part, by the Property; or (b) the aggregate of any permanent financing anticipated to be obtained in connection with the Property and secured, in whole or in part, by the Property.

         2. Schedule A of the policy must name as the insured the Partnership as constituted as of the date of the issuance of the policy and as may be reconstituted from time to time, must insure that the Property is owned solely by the Partnership, and must insure that the Partnership's interest in the Property is fee simple absolute.

         3. The title policy must be written on the current standard American Land Title Association (ALTA) owner's policy form or a similar form approved by the General Partner. In those states in which ALTA forms of coverage are not used or are unacceptable the policy shall provide similar coverage.

         4. The policy should insure against the standard exceptions (E.G.,) parties in possession or other matters not shown on public records).

         5. The effective date of the title policy (and time, where available) must be as of the date of the Permanent Mortgage Closing.

         6. The legal description of each Property in the title policy must conform to that shown on the survey of each Property.

         7. If Schedule B-1 of the policy indicates the presence of any easements that are not specifically located on the survey and identified by recording information, the title policy must provide affirmative insurance against any loss that conflicts with the use or diminishes the value of the improvements resulting from the exercise by the holder of such easement or its right to use or maintain that easement.

         8. If the title insurance policy includes any exception for taxes, assessments or other lienable items, it must insure that such taxes, assessments or items are not yet delinquent.

         9. The title policy shall include such other endorsements and affirmative coverages as are customarily obtained in real estate transactions, including, without limitation, a single tax lot endorsement, an ALTA 3.1 zoning endorsement, an access (to a named public highway) endorsement, a non-imputation endorsement (except with respect to properties located in the State of Florida) and "Fairway" endorsement.

         10. The Investor Limited Partners shall each be provided with a true, correct and complete copy of the title insurance policy meeting the requirements set forth above when issued.